EXECUTION COPY

Framework, Guarantee & Call Option Agreement
In regard to the Sale and Purchase of certain Shares and certain Assets dated November 12, 2012

The Sellers & VPS (the “Secured Parties”)
and
The Purchasers & Guarantors (the “Debtors”)

EXECUTION COPY

TABLE OF CONTENTS
1    PREAMBLE    8
2    INTERPRETATION AND DEFINITIONS    10
2.1    INTERPRETATION    10
2.2    DEFINITIONS    10
3    ACQUISITION CONSIDERATION    21
3.1    ACQUISITION CONSIDERATION    21
3.2    LIMITATION OF SELLERS’ LIABILITY    23
3.2.1    Time Limit for Claims    23
3.2.2    Aggregate Maximum Liability    23
4    CLOSING OF THE ACQUISITION    23
4.1    CLOSING    23
4.2    TERRITORIAL ACTIVITIES - LICENSED “VELTI” USE    26
4.3    ALTERNATIVE PROPOSALS    27
5    THE DIGITAL RUM DEBT    27
6    CALL OPTIONS    28
6.1    GENERAL    28
6.2    THE CALL OPTION SHARES    28
6.3    EXERCISE PERIOD    29
7    CALL OPTION CLOSING    31
8    GUARANTEE    32
8.1    THE GUARANTEES    32
8.2    GENERAL PROVISIONS FOR THE GUARANTEES    37
8.3    PAYMENTS UNDER THE GUARANTEE    42
9    PLEDGES    44
9.1    THE PLEDGES TO VELTI S.A.    44
9.1.1    Pledge given by K1    44
9.1.2    Pledge given by K2    45

EXECUTION COPY

9.1.3    Pledge given by CY2    46
9.1.4    Pledge given by VCI    47
9.2    THE PLEDGES TO VHC    48
9.2.1    Pledges given by MCY    48
9.2.2    Pledge given by CY1    48
9.2.3    Pledges given by CY2    49
9.2.4    Pledge given by VELTI E.O.O.D    50
9.3    PLEDGE AGREEMENTS    50
9.3.1    VELTI S.A. Pledge Agreements    50
9.3.2    The VHC Pledge Agreements    51
9.3.3    Safekeeping of Pledged Shares    51
10    REPRESENTATIONS AND WARRANTIES UNDER THIS FRAMEWORK, CALL OPTION AND GUARANTEE AGREEMENT    52
10.1    REPRESENTATIONS CONCERNING THE DEBTORS    52
10.2    REPRESENTATIONS CONCERNING THIS AGREEMENT AND THE FRAMEWORK DOCUMENTS    53
10.3    REPRESENTATIONS CORRECT    54
11    COVENANTS UNDER THE GUARANTEE & THIS AGREEMENT AS A WHOLE    54
11.1    INFORMATION COVENANTS    54
11.2    NO FURTHER FINANCIAL EXPOSURE    55
11.3    MAINTENANCE OF CORPORATE AND BUSINESS STRUCTURE    56
11.4    NO SUBORDINATION    57
12    FURTHER ASSURANCE    57
13    DEBTORS’ INDEMNIFICATION - LIMITATION OF LIABILITY    58
14    ASSIGNMENT    58
14.1 ASSIGNMENT, PARTICIPATION, CHANGE OF BENEFICIARY    58
15    WAIVER, REMEDIES & AMENDMENTS    59
15.1 WAIVER & REMEDIES    59
15.2 AMENDMENTS    60
16    CONFIDENTIALITY – NON SOLICITATION    60

EXECUTION COPY

17    DEBTORS’ REPRESENTATIVE & SELLERS’ REPRESENTATIVE    61
17.1    DEBTORS’ REPRESENTATIVE    61
17.2    SELLERS’ REPRESENTATIVE    62
18    NOTICES, COMMUNICATIONS    63
19    COSTS    65
20    GOVERNING LAW & DISPUTE RESOLUTION    65
20.1GOVERNING LAW    65
20.2SETTLEMENT OF DISPUTES    65
20.2.1Arbitration    65
20.2.2 Seat of arbitration    65
20.3AWARD FINAL AND BINDING    66
20.3.1Award    66
20.3.2 Judgment    66
20.3.3 Cost of Dispute    66
20.3.4 Confidentiality of Proceedings.    66
SCHEDULE (A) - VCI SPA    72
SCHEDULE (B) - “VELTI E.O.O.D SPA”    73
SCHEDULE (C) - "AR TRANSFER AGREEMENT" ……………………………………………74
SCHEDULE (D) - “IP TRANSFER AGREEMENT”    75
SCHEDULE (E) - “ADVENT SPA”    76
SCHEDULE (F) -“CY1 & CY 2 SPA”    77
SCHEDULE (G) - “VELTI S.A. PLEDGE ON STARCAPITAL SHARES OF K1”    78
SCHEDULE (H) - “VELTI S.A. PLEDGE ON STARCAPITAL SHARES OF K2”    79
SCHEDULE (I) - “VELTI S.A. PLEDGE ON VCI SHARES”    80
SCHEDULE (J) - “VELTI S.A. PLEDGE ON VCI BUSINESS RECEIVABLES”    81
SCHEDULE (K) - “VHC PLEDGE ON I-VCI SHARES”    82
SCHEDULE (L) - “VHC PLEDGE ON ROSSVAYS SHARES”    83
SCHEDULE (M) - “VHC FIXED AND FLOATING CHARGE ON I-VCI ASSETS”    84
SCHEDULE (N) - “VHC FIXED AND FLOATING CHARGE ON ROSSVAYS ASSETS”    85

EXECUTION COPY

SCHEDULE (O) - “VHC PLEDGE ON VELTI E.O.O.D SHARES”    86
SCHEDULE (P) - “VHC FLOATING PLEDGE ON VELTI E.O.O.D BUSINESS RECEIVABLES”    87
SCHEDULE (Q) - EBITDA    88
SCHEDULE (R) - “DIGITAL RUM”    92
SCHEDULE (S1) - “DIGITAL RUM DEBT TO VELTI S.A.”    93
SCHEDULE (S2) - “DIGITAL RUM DEBT TO VPS”    94
SCHEDULE (T) - “EXERCISE NOTICE”    95
SCHEDULE (U) - “DEBTORS’ BANK ACCOUNTS”    96
SCHEDULE (V) - “DIGITAL RUM LOAN”    97
SCHEDULE (W) – “AGREED UPON PROCEDURES”    97

EXECUTION COPY

This Agreement made this 12th day of November 2012 by and between:

A.
“VELTI HOLDINGS CYPRUS LIMITED”, a limited liability by shares company, duly registered with the Companies Registrar of the Republic of Cyprus under number 241384 and having its registered office situated at Artemidos Tower, 3 Artemidos Avenue, 7th & 8th Floors, CY-6020 Larnaca Cyprus, herein represented by Emilios Kallenos, Director (hereinafter “VHC”);

B.
“VELTI SOCIETE ANONYME OF SOFTWARE PRODUCTS AND RELATED PRODUCTS AND SERVICES”, a company established and operating under the laws of Greece, having its registered office at Maroussi Attica Greece, 44 Kifissias Avenue 15125, with tax registration No (AFM) 099756001/FAE Tax Office, herein represented by Menelaos Scouloudis, Chairman & CEO (hereinafter “VELTI S.A.”);

C.
“VELTI M-TELECOM LIMITED”, a limited liability company incorporated, registered and existing under the laws of England, under company number 6113284, whose registered office is at 4th floor, Bastille Court, 2 Paris Garden, London SE1 8ND, herein represented by Menelaos Scouloudis, Director of the company (hereinafter “M-TELECOM LTD”);

(The parties hereinafter referred to jointly as the “Sellers” and individually as a “Seller”)

D.
“VELTI PLATFORMS AND SERVICES LTD”, a limited liability by shares company duly registered with the Companies Registrar of the Republic of Cyprus under number 203280 and having its registered office situated at Grivas Dighenis Avenue 81-83, Jacovides Tower, Nicosia, CY-1090, Cyprus, herein represented by Soterakis Koupepides, Director of the company (hereinafter VPS”)

(The Sellers and VPS hereinafter referred to jointly sometimes as the “Secured Parties” and individually as a “Secured Party”)

E.
“STARCAPITAL LIMITED”, a limited liability by shares company duly registered with the Companies Registrar of the Republic of Cyprus under number 309631 and having its registered office situated at 48, Inomenon Ethnon, Guricon House, 2 & 3 floor, 6042, Larnaca, Cyprus, herein represented by Georgios Karantonis, Director of the company (hereinafter “STARCAPITAL” or “MCY”);

EXECUTION COPY

F.
“I-VCI LIMITED”, a limited liability by shares company duly registered with the Companies Registrar of the Republic of Cyprus under number 309629 and having its registered office situated at 48, Inomenon Ethnon, Guricon House, 2 & 3 floor, 6042, Larnaca, Cyprus, herein represented by Theodoros Louka, Director of the company (hereinafter “I-VCI” or “CY1”);

G.
“ROSSVAYS INVESTMENTS LIMITED” a limited liability by shares company duly registered with the Companies Registrar of the Republic of Cyprus under number 309687 and having its registered office situated at 48, Inomenon Ethnon, Guricon House, 2 & 3 floor, 6042, Larnaca, Cyprus, herein represented by Andreas Charalambous, Director of the company (hereinafter “ROSSVAYS” or “CY2”); (The parties under D, E, F hereinafter referred to jointly as the “Purchasers” and individually as a “Purchaser”);

H.
Mr. Georgios Karantonis of Antonios, born in Aigion Ahaia in 1967, resident of Pikermi Attica Greece, 2Α Makrygianni Str. 19009, holder of the police identity card no. AI 082132/30.10.2009 issued by the police precinct of Rafina, and with tax reg. no. (AFM) 039107722 – Pallinis Tax Office (hereinafter “K1”);

I.
Mr. Nikolaos Karapanagou of Georgios, born in Lamia in 1971, resident of Nea Erythrea Attica Greece, 9 Ritsou Str. 14671, holder of the police identity card no. AH 120399/26-11-2008 issued by the Police Precinct of Nea Erythrea and with tax reg. no. (AFM) 073431831 – Zografou Tax Office (hereinafter “K2”);

J.
“VELTI INNOVATIVE ENTEPRISES SOCIETE ANONYME OF VENTURE CAPITAL AND INVESTMENTS” and the trade name “VCI S.A.”, having its registered seat at 5 Xeimaras str., Maroussi, Attica, Greece, with corporate registration number 58204/01AT/B/05/81 and tax registration number (AFM) 999078135/FAE Athens Tax Office, duly represented by Georgios Karantonis, Managing Director (hereinafter “VCI”);

K.
“VELTI E.O.O.D”, a privately owned limited liability company incorporated and existing under the laws of Bulgaria pursuant to Court Decision dated 07.06.2001 and a Certificate of Current Legal Status dated 02.05.2006, registered with the Commercial Register to the Registry Agency under UIC (unified identity code) No 130544891, with registered office at 9 Fritjoff Nansen str., floor 6, Region Sredets, City of Sofia, Republic

EXECUTION COPY

of Bulgaria, duly represented by Emmanouil Orfanoudakis, Manager of the company (hereinafter “VELTI E.O.O.D”);
(The parties under H, I, J, K, and the Purchasers hereinafter referred to jointly as the “Debtors”(and/or “Guarantors”) and individually as a “Debtor” (and/or a “Guarantor”)

(all the above hereinafter sometimes referred to individually as a “Party” and collectively as the “Parties”)

1	PREAMBLE

A.	MCY wishes to acquire regional strength in the Activities (defined hereunder), in the Territory (defined hereunder).

B.	The Velti Group (Velti), wishes to divest certain shares and certain assets in the Territory owned by the Sellers, which are not core to Velti’s strategy.

C.	The Sellers agree to sell and the Purchasers agree to purchaser such shares and assets as contemplated in the Transfer Agreements, which comprise the following:

a.	The sale by VELTI S.A. to CY2 of the VCI Shares, by virtue of the “VCI SPA”, attached hereto and incorporated by reference herein as Schedule (A);

b.	The sale by M-TELECOM LTD to CY2 of the VELTI E.O.O.D Shares, by virtue of the “VELTI E.O.O.D SPA”, attached hereto and incorporated by reference herein as Schedule (B);

c.
The sale by VELTI S.A. to CY1 by virtue of the “AR Transfer Agreement”, attached hereto and incorporated by reference herein as Schedule (C) of the VELTI S.A. Business Receivables (as defined thereunder);

d.	The sale by VELTI S.A. to CY1 by virtue of the “IP Transfer Agreement”, attached hereto and incorporated by reference herein as Schedule (D) of the Intellectual Property (as defined thereunder);

e.
The sale by VELTI S.A. to VCI of the ADVENT Shares by virtue of the “ADVENT SPA”, attached hereto and incorporated by reference herein as Schedule (E), in the event that such sale shall not have been already completed;

EXECUTION COPY

f.	The sale by VHC to MCY of the CY1 Shares and CY2 Shares by virtue of the “CY1 & CY2 SPA”, attached hereto and incorporated by reference herein as Schedule (F);

D.
VHC wishes to be vested with call options (the “Call Options” defined hereunder) to purchase Shares (defined hereunder) on the occurrence of certain Trigger Events (defined hereunder), in accordance with the terms hereunder and the Debtors agree to vest VHC with such Call Options in accordance with the terms hereunder.

E.
The Parties aim to the implementation of the Acquisition as a whole; therefore the Purchasers, as well as the Guarantors (in view of the Acquisition) intend and agree to undertake and provide security to all Secured Parties, which aims to cover any and all liabilities of the Sellers in relation to the Acquisition as well as various (direct or indirect) liabilities of the Companies towards the Secured Parties.

F.
Each of the Debtors wishes to guarantee the due and timely performance of all obligations of all other Debtors towards the respective Secured Party (defined hereunder), as contemplated in Clause 8 of this Agreement; each of the Debtors agrees hereunder that it shall be liable vis a vis the respective Secured Party (defined hereunder) jointly, severally and in whole under such guarantee;

G.
Each of the Debtors wishes to provide further security to VHC and VELTI S.A. by granting pledges on certain shares and (fixed and) floating charges on certain assets and business receivables, as contemplated in Clause 9 of this Agreement.

H.
Each of the Debtors acknowledges and agrees hereunder that any default of any other Debtor hereunder or under the other Framework Documents (defined hereunder), shall constitute a default of each of the other Debtors.

IN VIEW OF THE FOREGOING THE PARTIES AGREE AS FOLLOWS

2	INTERPRETATION AND DEFINITIONS

2.1	Interpretation
In this Agreement, unless the context otherwise requires, it is agreed that:

(a)	singular, etc.: words in the singular include the plural, words in the plural include the singular;

EXECUTION COPY

(b)	headings, etc.: headings and paragraphs are for the purpose of organisation only and shall not be used to interpret this Agreement;

(c)
incorporation by reference, amendments: references to “this Agreement” include its Preamble, Recitals and Schedules (which are incorporated herein by reference) and this Agreement as from time to time amended, unless otherwise stated;

(d)
sections, articles, clauses, etc.: references in this Agreement to Preamble, Recitals, Sections, Articles, Clauses, Sub-Clauses and Schedules are to the preamble, recitals, sections, articles, clauses and sub-clauses of, and schedules to, this Agreement, unless otherwise stated;

(e)	modification or amendment of statutes: references to a law, statute or statutory provision include that law, statute or provision as from time to time modified, completed or replaced.

(f)	persons: references to persons include their universal successors and their universal title successors.

2.2	Definitions
In this Agreement, the following capitalized terms shall, unless the context otherwise requires or it is otherwise provided, have the following meanings:

“Acceleration Event”	has the meaning ascribed to such term in Clause 3.1.4;
“Accounts Settlement Date”	has the meaning ascribed to such term in Schedule (Q);
“Acquired Shares”	means the VCI Shares, the VELTI E.O.O.D Shares, CY1 Shares and the CY2 Shares;
“Acquisition”
means the sale and purchase of the CY1 Shares, the CY2 Shares, the VCI Shares, the VELTI E.O.O.D Shares, the ADVENT Shares, the VELTI S.A. Business Receivables (defined in the AR Transfer Agreement), and the Intellectual Property (defined in the IP Transfer Agreement), all the above as contemplated in the Transfer Agreements;

EXECUTION COPY

“Activities”
means products and services in the following sectors:
a)    Banking Platforms, including: Business Process management, On-line automation in the Territory;
b)    On-line Platforms, including: Electronic Bill Presentment and Payment, Self-service Portals in the Territory;
c)    Regional Mobile Platforms, including: legacy offering around feature phones, rendering, content management, text-focused, re-seller-focused solutions, in the Territory;
d)    E-Government, including: ongoing subsidized projects , in the Territory;
e)    Content Business, including: Carrier mobile content provision in the Territory,

“ADVENT Shares”
means 49,467 ordinary registered shares of nominal value one Euro (€1.00) each, representing 6.72% in the share capital (comprising in total 736,336 shares) of the Société Anonyme with the registered name «Advanced Energy Technologies Ανώνυμη Εταιρεία Έρευνας & Ανάπτυξης Υλικών & Προϊόντων Ανανεώσιμων Πηγών Ενέργειας & Συναφών Συμβουλευτικών Υπηρεσιών» and the distinctive title «ADVENT TECHNOLOGIES», with corporate registry no. (ARMAE) 58206/01AT/B/05/82, tax reg. no. (AFM) 999078123/ Athens FAE Tax Office, and registered offices at 44 Kifissias Avenue Maroussi, Attica Greece;

“Agreed Upon Auditor”	means for the purposes of Schedule (Q) and Schedule (W), a certified public accountant (CPA, ACCA, ACA), from PriceWaterhouseCoopers Greece;
“Agreed Upon Procedures”	means the procedures applied by the Agreed Upon Auditor, set out in Schedule (W), for the determination of the Call Option Price, based on market value, as contemplated in Clause 6.2;
“Agreement”	means this Framework, Guarantee & Call Option Agreement by and between the Parties, including all Schedules attached hereto, as amended from time to time pursuant to Clause 15.2 hereof;

EXECUTION COPY

“Applicable Law”
means the law of Greece, taking into account at all times the provisions of EU Regulation 0593/2008 (Rome I), and provided than on corporate matters, the law of the seat of each respective Company shall apply;

“Authorisation”	means any authorisation, consent, approval, concession right, resolution, license, permit, registration or similar act;
“Business Day”	means a day on which banks in Bulgaria, Cyprus, Greece and the UK, and are generally open for business;
“Call Option Closing Date”	;
“Call Option Closing”	;
“Call Options”	means the Call Options of VHC, to acquire the Shares or any of them, on a Trigger Event as detailed in Clause 6 and on the other terms and conditions hereof;
“Change of Control”
means in regard to a Company, the PCPs (i) ceasing to hold shares representing, directly or indirectly, at least 51% of the issued and paid up share capital of such Company OR /and (ii) ceasing to possess the voting rights of the above shares OR /and (iii) the management of such Company is not controlled by the PCPs;

“Closing”	has the meaning ascribed to such term in Clause 4 hereof;
“Companies”	means MCY, CY1, CY2, VCI and VELTI E.O.O.D, and “Company” shall mean any of them;

EXECUTION COPY

“Considerations”
means: (i) the purchase price due and payable for the VCI Shares under the VCI SPA (the “VCI SPA Consideration”); (ii) the purchase price due and payable for the VELTI E.O.O.D Shares under the VELTI E.O.O.D SPA (the “VELTI E.O.O.D SPA Consideration”) ; (iii) the consideration due and payable for the Business Receivables under the AR Transfer Agreement (the “AR Consideration”); (iv) the consideration due and payable for the Intellectual Property under the IP Transfer Agreement (the “IP Consideration”); (v) the purchase price due and payable for the ADVENT Shares under the ADVENT SPA (the “ADVENT SPA Consideration”) in the event that such sale shall not have been already completed; and (vi) the purchase price payable to VHC for the CY1 Shares and the CY2 Shares under the CY1-CY2 SPA, including the Contingent Consideration (the “CY1 & CY2 Considerations”);
the sum of the above is the “Acquisition Consideration”, while “Consideration” means any of the foregoing;

“Consolidated EBITDA”	means the sum of the EBITDA of each of the Operating Companies, consolidated at the level of MCY;
“Contingent Consideration”	;
“Control”
means in relation to any Company, the power of the PCPs to secure that the affairs of such Company are conducted in accordance with the wishes of the PCPs, by means of cumulatively: (i) holding shares representing directly, or indirectly at least 51% of the issued and paid up share capital of such Company and (ii) possessing the voting rights of the above shares and (iii) by procuring in their capacity of shareholders of such Companies, that the management is exercised by the Managers;

“CY1 Shares”	means 1,000 ordinary voting shares, of a nominal value of Euro one (€1.00) each, issued in a materialized form, representing 100% of the fully paid up capital of CY1;
“CY2 Shares”	means 1,000 ordinary voting shares, of a nominal value of Euro one (€1.00) each, issued in a materialized form, representing 100% of the fully paid up capital of CY2;
“Debtors’ Representative”	means the common Representative and Service Agent of all Debtors, to be jointly appointed and reappointed throughout the term hereof, in accordance with Clause 17 hereof;

EXECUTION COPY

“Debtors” or “Guarantors”	shall have the meaning ascribed to it in the preamble to this Agreement; and “Debtor” shall mean any one of them;
“DIGITAL RUM Debt to VELTI S.A.”	means cumulatively liabilities of DIGITAL RUM towards VELTI S.A. as set out in Schedule (S1);
“DIGITAL RUM Debt to VPS”	means cumulatively liabilities of DIGITAL RUM towards VPS as set out in Schedule (S2);
“Deed of Deposit”	means a simple Notary Deed of Deposit, drafted by a Notary seated in Athens, Greece, evidencing the deposit of the Pledged Shares by the respective Pledgee for safekeeping with such Notary;
“DIGITAL RUM”	means the company further details of which are set out in Schedule (R);
“EBITDA”
means the operating income of each of the Operating Companies, which will be determined under Greek GAAP and will be calculated as follows: revenue, minus third party direct costs, relevant bad debt deductions, relevant foreign exchange gains, or losses, payroll and other operating expenses attributed to, for delivery, sales, pre-sales, account management, R&D (not deducting software capitalizations out of revenue under Greek GAAP), general & administrative expenses (corporate, finance, legal, human resources, IT and other general & administrative expenses). The calculation of EBITDA will exclude (not deduct from revenue) depreciation and amortization, income taxes, interest income or expenses, share-based compensation expenses, and transaction related costs;

“Encumbrance”	means any lien, pledge, mortgage, legal or actual defect, burden, contest, attachment, claim, option, charge, restriction or other encumbrances or third party interests or rights;
“Enforcement Event”
Means, in relation to each Debtor any default under this Framework Agreement and the other Framework Documents, including: (i) any default of such Debtor’s respective Secured Obligations, including a default arising from any Acceleration Event caused by any other Debtor, and (ii) any “cross-default” of any other Debtor of his respective Secured Obligations, and (iii) any other event which is stated in this Agreement to constitute an Enforcement Event.

“Euro” / “€”	means the currency defined in Article 2 of Council Regulation (EC) No. 974/98 of 3 May 1998;
“Exercise Notice”	;
“Exercise Period”	;

EXECUTION COPY

“Fixed Consideration”
means the total sum of Considerations except for the Contingent Consideration, i.e. the total amount of US Dollars twenty-three million five hundred thousand ($23,500,000.00) as contemplated in Clause 3 hereof;

“Framework Documents”
means this Framework, Guarantee & Call Option Agreement and the following agreements contemplated hereby: the Transfer Agreements (defined below), the Pledge Agreements (defined below) and any other agreements, instruments, certificates or documents executed and delivered in connection with any of the foregoing; and  “Framework Document” means any of them;

“Group”	(or a “Group of companies”) means a collection of parent and subsidiary corporations that function as a single economic entity through a common source of control;
“Guarantees”	means the joint and several guarantees of the Debtors, given to the Secured Parties under Clause 8;
“ICC”	means the International Chamber of Commerce, established in 1919, having its international headquarters in Paris, France;

EXECUTION COPY

“Indebtedness”
means the aggregate of all obligations of a company outstanding for the payment or repayment of money including, without limitation:
a) any amounts payable by the company under loans or similar arrangements to banks and other financial institutions;
b) any amounts payable in respect of bonds or other evidence of indebtedness issued by the company;
c) any amount payable by the company under leases or similar arrangements;
d) any credit to the company from a supplier of capital goods or under any instalment hire purchase or other similar arrangements for capital goods;
e) the aggregate amount then outstanding of liabilities and obligations of third parties to the extent they are guaranteed by the company; and f) the aggregate of any other amount which, under generally accepted accounting principles, are liabilities related to money borrowed or the acquisition of capital goods by the company;

“Licensed “Velti” Use”	means the limited license contemplated under Clause 4.2;
“Lock In Period”	;

EXECUTION COPY

“Lock In Restrictions”
means the following restrictions applying to the Debtors, during the Lock In Period, not to be lifted in whole or in part, without VHC’ s written consent:
a)    the PCPs shall jointly control no less than 51% of the issued and paid up MCY common voting shares
b)    The PCP’s shall control directly, or indirectly 51% of the issued and paid up shares of CY1;
c)    The PCP’s shall control directly, or indirectly 51% of the issued and paid up shares of CY2.;
d)    The PCP’s shall control directly, or indirectly 51% of the issued and paid up shares in VCI;
e)    The PCP’s shall control directly, or indirectly 51% of the issued and paid up shares in VELTI E.O.O.D;
f)    None of the Companies shall give or issue options, warrants shares and/or convertible bonds maturing within the Lock In Period, unless the fully diluted control of the PCP’s following such issue, directly, or indirectly exceeds 51% of the share capital of the Companies;
g)    The Companies shall be free of Encumbrances, save for the Encumbrances established under the Pledge Agreements;
h)    For the avoidance of doubt, any new shares issued by any of the Companies directly or indirectly to the Debtors during the Lock in Period, shall be subject to the respective Pledges, as the originally Pledged Shares;

EXECUTION COPY

“MCY Shares”
means one thousand (1,000) registered ordinary voting shares, of a nominal value of Euro one (€1.oo) each, all above represented by one Share Certificate, representing 100% of the fully paid up capital of MCY;

“Operating Companies”	means VCI, VELTI E.O.O.D, CY1 and CY2;
“Permitted Controlling Persons” or “PCPs”
means the Management and the Employees; for the purposes of the present definition, “Management” means K1 and K2, and “Employees” means any persons employed or otherwise retained by the Companies who shall have acquired, at any time, shares in the Companies, provided they are engaged with any of the Companies, or any of the Velti Group entities, for at least 24 (twenty four) consecutive months;

“Person”	means any natural or legal person, trust or governmental entity or any other entity (whether incorporated or not) having legal personality;
“Pledge Agreements”
means the agreements analytically set out in Clause 9 of this Agreement, namely :
(a) the “VHC Pledge Agreements” in the form and substance attached hereto and incorporated by reference herein in Schedules (G) to (J) inclusive, and
(b) the “VELTI S.A. Pledge Agreements” in the form and substance attached hereto and incorporated by reference herein in Schedules (K) to (P) inclusive.
and “Pledge Agreement” means any of the above;

“Pledgee” and/or “Chargee”
Means VHC and VELTI S.A. each of which shall receive the pledges on certain shares and (fixed and) floating charges on certain assets and business receivables, as contemplated in Clause 8 of this Agreement and the Security Agreements;

“Pledges”	means the pledges on certain shares and (fixed and) floating charges on certain assets and business receivables, established under the Pledge Agreements;

EXECUTION COPY

“Secured Obligations”
means : (i) the due and timely payment in full of all Considerations, and all other monetary obligations under the Transfer Agreements by the relevant Debtors to the Sellers; (ii) the due and timely performance and discharge in full of all other non-monetary obligations under the Transfer Agreements by the relevant Debtors to the Sellers; (iii) the due and timely payment in full of the “VCI Debt” by VCI to VELTI S.A., and the due and timely performance and discharge in full of all other non-monetary obligations under the “VCI Loan Agreement” by VCI to VELTI S.A.; (iv) the due and timely payment in full of the “DIGITAL RUM Debt to VELTI S.A.” by DIGITAL RUM to VELTI S.A.; (v) the due and timely payment in full of the “DIGITAL RUM Debt to VPS” by DIGITAL RUM to VPS; and (vi) the due and timely performance and discharge in full of the obligations of the Debtors under this Agreement and the other Framework Documents towards each and any of the Secured Parties;
and any of the foregoing is a “Secured Obligation”.

“Secured Party”	Means VHC, VELTI S.A., M-TELECOM LTD and VPS to whom all Debtors give the Guarantees under Clause 8 hereunder;
“Sellers’ Representative”
means the common Representative and Service Agent of all the Sellers and Secured Parties (in whichever capacity of the respective Party), to be jointly appointed and reappointed by all Sellers and Secured Parties, throughout the term hereof, in accordance with Clause 17 hereof; The first Sellers’ Representative is VHC.

“Sellers”	means all, or each of VHC, VELTI S.A. and M-TELECOM as contemplated in the preamble hereof;
“Share Certificates”	means the share certificates issued for the Shares of a Company;
“Shareholders’ Register”	means a Company’s register of shareholders, which is maintained by such Company;
“Shares”	means the Acquired Shares and all other additional shares owned by the Debtors in the share capital of all of the Companies at any time;

EXECUTION COPY

“Subsidiary”
means in relation to a company (the holding company), any other company in which the holding company (or a person acting on its behalf) directly or indirectly holds or controls either: (i) a majority of the voting rights exercisable at shareholder meetings of the company; or (ii) the right to appoint or remove directors having a majority of the voting rights exercisable at meetings of the board of directors of the company; and any company which is a Subsidiary of another company is also a Subsidiary of that company's holding company. Unless the context otherwise requires, the application of the definition of Subsidiary to any company at any time shall apply to the company as it is at that time;

“Tax Return”	means any tax return or report with respect to a Person that it is required by law to file with relevant Taxation authorities;
“Tax” or “Taxation”
means all taxes, levies, duties, imposts, charges and withholdings in the nature of taxation imposed by any governmental local or regulatory authority, body or instrumentality, including (without limitation) health insurance, social security, employment and similar payments and taxes on gross or net income, profits or capital gains and taxes on receipts, sales, use, occupation, franchise (ad valorem) transfer, value added and personal property and any and all other measure of an effect equivalent to the above, together with all penalties, charges, additions to tax and interest relating to any of them;

“Territory”	;

EXECUTION COPY

“Transfer Agreements”
means: (i) the “VCI SPA” for the sale by VELTI S.A. of the VCI Shares to CY2, in the form and substance attached hereto and incorporated by reference herein as Schedule (A); (ii) the VELTI E.O.O.D SPA for the sale by M-TELECOM LTD of the VELTI E.O.O.D Shares to CY2 in the form and substance attached hereto and incorporated by reference herein as Schedule (B); (iii) the “AR Transfer Agreement” for the sale by VELTI S.A. to CY1 of the VELTI S.A. Business Receivables (defined thereunder), in the form and substance attached hereto and incorporated by reference herein as Schedule (C); (iv) the “IP Transfer Agreement” for the sale by VELTI S.A. to CY1 of the Intellectual Property (defined thereunder), in the form and substance attached hereto and incorporated by reference herein as Schedule (D); (v) the “ADVENT SPA” for the sale by VELTI S.A. to VCI of the ADVENT Shares in the form and substance attached hereto and incorporated by reference herein as Schedule (E); (vi) the “CY1 & CY2 SPA” for the sale by VHC to MCY of all the CY1 Shares and CY2 Shares in the form and substance attached hereto and incorporated by reference herein as Schedule (F);
and “Transfer Agreement” means any of them;

EXECUTION COPY

“Trigger Event”
Means any of the following (cumulatively the “Trigger Events”):
(a)    A default in the payment of any part of the Consideration, whether Fixed Consideration or Contingent Consideration (hereinafter the “Consideration Default Trigger Event”);
(b)    A Change of Control or a violation of a Lock In Restriction in any Company (hereinafter the “Change of Control Trigger Event”);

“United States Dollar or “USD” or “$”	means the official currency of the United States of America;
“VCI Debt”
means any and all amounts owing by VCI to VELTI S.A. under the 14/09/2007 dated loan agreement whereby VELTI S.A. granted a loan to VCI for the amount of Euro 5,000,000.00 (five million) (the “VCI Loan Agreement”);

“VCI Shares”
means 2,500,000.00 (two million five hundred thousand) registered ordinary voting shares, of a nominal value of Euro one (€1.00) each, issued in a materialized form, representing 100% of the issued and fully paid up share capital of VCI;

“VELTI E.O.O.D Shares”	means 100 (one hundred) share parts with nominal value BGN 50 (fifty) each, representing 100% of the issued and paid up capital of the VELTI E.O.O.D;
“VHC Bank Account”
means following bank account of VHC in Cyprus:
Bank:  Marfin Popular Bank Public Co Ltd
Account no.: 177-32-024621 (USD)
SWIFT: LIKICY2N
IBAN USD: CY16 0030 0177 0000 0177 3202 4621
Account holder: VELTI HOLDINGS CYPRUS LIMITED, or such other bank account that VHC notifies to the Debtors’ Representative in accordance with Clause 18;

“Warranties”	means the representations and warranties of the Debtors set forth in Clause 10.

EXECUTION COPY

3	ACQUISITION CONSIDERATION

3.1	Acquisition Consideration

3.1.1
Without prejudice to the payment schedule in each individual Transfer Agreement, the minimum consideration for the Acquisition shall equal the Fixed Consideration payable by the Purchasers to the Sellers under the Transfer Agreements, amounting to USD twenty three million and five hundred thousand ($23,500,000.00), while the maximum consideration for the Acquisition shall equal the sum of the Fixed Consideration plus the Contingent Consideration.

3.1.2	Without prejudice to the payment schedule in each individual Transfer Agreement, the Fixed Consideration is payable as follows:

(a)	USD three million ($3,000,000.00) on December 31, 2012 (the First Tranche Consideration);

(b)	USD five million two hundred and twenty five thousand ($5,225,000.00) on December 31, 2013 (the Second Tranche Consideration); and

(c)	USD fifteen million two hundred and seventy five thousand ($15,275,000.00) on December 31, 2014 (the Third Tranche Consideration).

3.1.3	Without prejudice to the payment schedule in the CY1 & CY2 SPA, the Contingent Consideration is payable on September 30, 2015.

3.1.4
Any default of a Debtor under his respective Transfer Agreement(s), and/or under this Framework Agreement and the other Framework Documents, shall accelerate the Fixed Consideration (i.e. each and every Consideration under the Transfer Agreements constituting a part of the Fixed Consideration according to Clause 2.2 above), which shall become due and payable immediately upon the occurrence of an event constituting an Acceleration Event.

3.1.5	The Fixed Consideration is based on the following estimated book values of the transferred shares and assets for September 30, 2012.

EXECUTION COPY

Transferred assets	$ million
VCI (including share capital increase, M-Point and Advent shares)	(1.30	$)
Velti Bulgaria (net of $2 million of goodwill)	$3.5
IP's	$4.3
Net Receivables	$15.6
Impact on Transferred Assets	$22.1

Until Closing, a final calculation of those assets will be made based on Euro/USD exchange rate of September 30, 2012, and if the aggregate amount of transferred assets exceeds $23,500,000, any such excess amount, will be adjusted to the Fixed Consideration, which however shall have a minimum agreed upon value at least equal to or greater than USD twenty three million and five hundred thousand ($23,500,000.00) in aggregate.

3.2	Limitation of Sellers’ Liability
The Sellers’ liability under each and all Transfer Agreements are subject to the following restrictions:

3.2.1	Time Limit for Claims
No Seller shall be liable for any breach under the respective Transfer Agreement(s) (including a breach of any warranty given thereunder) in respect of any claim unless a notice of the claim is given by the relevant Purchaser to the relevant Seller, with a copy to the Sellers’ Representative, within a period of one (1) year commencing as of the Closing Date (hereinafter a “Claim”).

3.2.2	Aggregate Maximum Liability
(a)    De minimis limitation: Each Claim needs to be in excess of a minimum threshold, agreed at €100,000.00 (one hundred thousand Euros) per Claim; for the avoidance of doubt Claims of any Purchaser falling short of this threshold, are non recoverable by such Purchaser.
(b)    Maximum limitation: the aggregate amount of Claims payable by the Sellers to the Purchasers under all Transfer Agreements (i.e. Sellers’ total maximum aggregate liability in relation to the Acquisition), shall not exceed a maximum amount (a cap) of (the equivalent of) €500,000 (five hundred thousand Euros).

4	CLOSING OF THE ACQUISITION

EXECUTION COPY

4.1	Closing

4.1.1
Closing shall take place within three (3) Business Days as of satisfaction or waiver of the conditions precedent stipulated in the Transfer Agreements and the conditions precedent set out hereunder, or such other date as VHC notifies to all Parties, and in no case later than December 15th 2012 (the “Closing Date”). Closing shall take place at the offices of VHC or at the offices of an attorney appointed by VHC and notified to the Debtors, starting at 11 a.m. on the Closing Date, or via fax or electronic mail (if feasible under Applicable Law and agreed between the Parties).

4.1.2
Conditions precedent: (i) the delivery by each Party hereto of the requisite corporate resolutions, as per its applicable law, which shall validly approve and authorize the execution of this Agreement and all other Framework Documents, including without limitation, the Transfer Agreements and Pledge Agreements which each Party shall enter into as contemplated hereunder, and (ii) any consents, authorisations or similar clearances have been granted: (a) that are required by any government, or regulatory body or authority or lender, for Closing; or (b) all those that are, in the reasonable opinion of VHC, necessary or desirable for Closing. The Parties shall prepare a list (“Closing Checklist”) setting out all documents, acts and things that each is required to execute, sign, perfect, deliver, perform and do to give full force and effect to the transactions contemplated in this Agreement and Framework Documents.

4.1.3
Subject to any chronological order specifically depicted in the Closing Checklist, all actions to be taken at Closing as set forth herein and in the Transfer Agreements, and all agreements, documents and instruments delivered and payments made with respect thereto shall be considered to have been taken and delivered or made and shall be effective simultaneously, and no such action, delivery or payment shall be considered complete until all such actions, deliveries and payments incidental to Closing have been completed.

4.1.4
Prior to Closing Velti S.A. will have proceeded to a share capital increase in VCI for the amount of $ 1,292,000. From this amount, $134,400 will be a capital increase in VCI, by the capitalisation of an equal amount of the VCI Loan Agreement (as defined above), while the amount of $1,157,600 can be alternatively a capital increase in either of VCI, CY1 or CY2, and shall be paid in cash. For the sake of clarity, the amount of $157,600

EXECUTION COPY

will (or shall have already been used prior to Closing, in the event that the ADVENT Shares is already completed) be used by VCI for the payment of the ADVENT SPA Consideration, while $134,400 constitutes VCI’s participation in ADVENT’s bond loan which was already paid, through the VCI Loan Agreement. All above amounts expressed above in USD shall be converted into Euros, at the pre-agreed rate of 30/09/2012, being $1.286 per €1.00.

4.1.5
Subject as provided in the Closing Checklist, prior to Closing the relevant Purchasers and Sellers shall execute and deliver the VCI SPA, the VELTI E.O.O.D SPA, the AR Transfer Agreement and the IP Transfer Agreement. More in particular:

(a)	CY1 shall execute the AR Transfer Agreement and the IP Transfer Agreement, with VELTI S.A.

(b)	CY2 shall execute the VCI SPA with VELTI S.A., and the VELTI E.O.O.D SPA, with M-TELECOM LTD.

4.1.6
Subject as provided in the Closing Checklist, prior to or on Closing each of the Purchasers and Sellers under the Transfer Agreements stated in Clause 4.1.4 shall execute such documents and perform all actions as contemplated to be executed and to be performed under such Transfer Agreements on Closing. More in particular:

(a)	CY2 and VELTI S.A. shall execute the short form transfer agreement and all other documents and shall perform all actions as contemplated in clause 3 of the VCI SPA;

(b)	CY2 and M-TELECOM LTD shall execute the short form transfer agreement and all other documents and shall perform all actions as contemplated in clause 3 of the VELTI E.O.O.D SPA;

(c)	CY1 and VELTI S.A. shall proceed to any actions to be performed on Closing under the AR Transfer Agreement and the IP Transfer Agreement.

(d)	in the event that ADVENT Shares sale shall not have been already completed, VCI shall execute the ADVENT SPA with VELTI S.A., and shall sign all other

EXECUTION COPY

documents and proceed to all actions necessary to give full effect to the sale and transfer of the ADVENT Shares.

4.1.7	On Closing, MCY and VHC shall execute the CY1 & CY2 SPA, and execute such documents and perform all actions as contemplated to be executed and to be performed under such Transfer Agreement on Closing.

4.1.8
On Closing the relevant Debtors and the Pledgees/Chargees shall execute the Pledge Agreements and all other documents and instruments contemplated thereunder, and shall perform all actions to register and perfect the Pledges, as contemplated thereunder.

4.1.9
Considering that one of the Pledgees, namely VHC, is seated outside Greece, on Closing, VHC and VELTI S.A. (being the “Pledgees”) shall execute a simple Deed of Deposit for the safekeeping of the Pledged Shares (defined below) and the relevant Shares Certificates, as contemplated in Clause 9.3.3.

4.1.10 All Transfer Agreements and other Framework Documents executed prior to or on Closing, and all Shares Certificates and other documents and instruments to be delivered thereunder, shall be delivered to and remain in the hands of VHC, who shall safe-keep the same (including by deposit with a Notary) and deliver them to the relevant Parties once all Framework Documents (including the Pledge Agreements) are duly executed and registered, as necessary, and all relevant Debtors have performed all necessary actions to give full force and effect to the Framework Documents.

4.2	Territorial Activities - Licensed “Velti” Use

4.2.1
For the duration of the “Licensed “Velti” Use” without prejudice to the provisions of the VCI SPA and the VELTI E.O.O.D SPA, and subject to Closing, VCI and VELTI E.O.O.D are granted a fixed term non-assignable, non-exclusive license to use the word “Velti” until December 31, 2014, and provided that no Trigger Event or Enforcement Event has occurred, under the following terms:

4.2.2	the registered name of Velti E.O.O.D shall have changed to VCI E.O.O.D or a similar name containing the word “VCI”;

EXECUTION COPY

4.2.3.	the word “Velti” can only be used as part of the acronym VCI and only together and in conjunction with the other words of such acronym, i.e. “Velti Center of Innovation”;

4.2.4.	the naked use of the word “Velti” is not permitted.

4.2.5
The license to use the word “Velti” applies only in relation to the Activities including the following Products/Services and only within the Territory: Products/Services: Banking and Financial Services, On-line Web Self-Service Platforms, Regional Mobile Platforms, E-Government, Content Business, Business Process Management, Document Management, Enterprise Portals, Media Content Delivery, Customer Lifecycle Management, Identity Management, Business Intelligence, Electronic Bill Presentment & Payment, e-Marketing, Mobile Internet, Mobile Value Added Services.

4.3	Alternative Proposals

4.3.1
The Sellers may receive evaluate and enter into negotiations with respect to alternative proposals through as of signing and until December 15th, 2012. The Sellers also have the right to extend the above period up to a total of 30 days from signing date hereof, if at Sellers’ discretion they receive indications by December 15th, 2012 that they believe are likely to lead to a superior proposal.

4.3.2	Although there is no assurance that a superior offer will materialize, this Agreement allows the Sellers to accept a superior offer without being liable to pay a break-up fee or any other indemnity.

4.3.3	If there is no superior offer, the transaction is expected to close on December 15th, 2012 subject to customary approvals and Closing conditions.

5	THE DIGITAL RUM DEBT

5.1	The Digital Rum Debt to Velti S.A. is depicted in Schedule S1.
5.2    The Digital Rum Debt to VPS is depicted in Schedule S2.

5.3	The Debtors acknowledge and guarantee that the aforesaid amounts depicted in Schedules S1 and S2 will be fully repaid by June 30, 2013.

EXECUTION COPY

5.4
Without prejudice to Clause 5.3 above, the Debtors undertake in regard to the Digital Rum Debt to Velti S.A. and the Digital Rum Debt to VPS (both being Secured Obligations under this Agreement, and cumulatively referred to in this Clause 5 as the “Digital Rum Debt”), the Guarantees contemplated in Clause 8 and provide the specific Pledges contemplated in Clause 9.

5.5
If necessary, VCI will provide a 5 - year, $3.5 million balloon facility to Digital Rum, to repay the Digital Rum Debt, according to the “Digital Rum Loan Agreement” in form and substance attached hereto as Schedule (V) and incorporated by reference herein. Sellers shall have no obligation under this Digital Rum Loan Agreement.

5.6	Digital Rum shall treat the respective draw down as contemplated in the “Digital Rum Loan Agreement”.

5.7	VCI undertakes that in the case of bankruptcy of Digital Rum, it shall assume the Digital Rum Debt.

6	CALL OPTIONS

6.1	General

6.1.1
The Debtors hereby grant to VHC or a Person designated by VHC, two (2) distinct irrevocable call options: the Consideration Default Call Option and the Change of Control Call Option (the “Call Options”) to purchase the Shares upon the occurrence of a Trigger Event, as set out in this Clause 6.

6.1.2	The Debtors irrevocably undertake to sell to VHC or a Person designated by VHC, the Call Option Shares (defined hereunder), according to the terms and conditions set out hereunder.

6.2	The Call Option Shares

6.2.1
In the event of a default in the payment of any Consideration payable under the Transfer Agreements (whether it constitutes part of the Fixed Consideration or part of the Contingent Consideration), the Debtors hereby grant to VHC an irrevocable option (the “Consideration Default Call Option”) to purchase (including by set-off), such number

EXECUTION COPY

of Shares in any of the Companies, as is sufficient to cover the total balance of outstanding payments under the Transfer Agreements and the Guarantees, plus accrued interest and expenses (the “Consideration Default Call Option Shares”). The Debtors irrevocably undertake to sell to VHC all the Consideration Default Call Option Shares called as above, at the Call Option Price contemplated in Clause 6.2.4. VHC shall determine at its discretion from which Company(ies) and in what quantities it shall call the Consideration Default Call Option Shares.

6.2.2
Without prejudice to its right to call the Shares as above, VHC shall have a Drag Along Right, whereby in case that VHC shall decide to sell the Consideration Default Call Option Shares, the Debtors, upon receiving notice of exercise of the Drag Along Right by VHC (the “Drag Along Notice”), shall be obliged to sell all, but not less than all of the Shares for which the Drag Along Right has been exercised by VHC, simultaneously and at the same consideration per Share and other terms (the “Drag Along Terms”) as VHC, provided however that the Debtors, each have a pro rata right of first refusal to redeem the Consideration Default Call Option Shares, at the Drag Along Terms, within thirty (30) Business Days as of the Drag Along Notice.

6.2.3
In the event of a Change of Control in any of MCY, CY1, CY2, VCI and VELTI E.O.O.D, the Debtors hereby grant to VHC an irrevocable option (the “Change of Control Call Option”) to purchase up to 45% of the Shares in the Companies in which the Change of Control occurs (the “Change of Control Call Option Shares”). The Debtors irrevocably undertake to sell to VHC or any Person designated by VHC the Change of Control Call Option Shares called as above, at the Call Option Price contemplated in Clause 6.2.4, which may be set off against an equal part of the consideration owing to the Sellers.

6.2.4
The Call Option Price for each of the Call Options shall be based on market value of the relevant Call Option Shares, and shall be determined in US Dollars. VHC and the relevant Debtor-seller of the Call Option Shares, will seek for a commonly agreed valuation of the market value of the Call Option Shares within ten (10) days as of the date of the Exercise Notice, and if dispute prevails, the Call Option Price shall be determined by the Agreed Upon Auditor by application of the Agreed Upon Procedures, within thirty (30) calendar days, as of the date of the Exercise Notice. The cost of the determination of the Call Option Price shall be borne equally (50-50) by VHC and the Debtor who is the owner

EXECUTION COPY

of the relevant Call Option Shares. In case of more Debtors-sellers of Call Option Shares, they shall be jointly and in whole liable for the 50% cost allocated as above to the Debtor(s)-sellers. The Call Option Price shall be payable in US Dollars.

6.3	Exercise Period

6.3.1	VHC shall have the right to exercise the Call Option within the following exercise period (the “Exercise Period”):

(a)
as regards the Consideration Default Call Option, during the period starting as of the due date for the payment of the First Tranche Considerations, until the 30th Business Day following the Settlement Date and further, for as long as any of the Considerations, together with any other monetary obligations under this Agreement or any the other Framework Documents, is outstanding;

(b)	as regards the Change of Control Call Option, during a period starting from Closing and ending on the 3rd anniversary as of Closing.

6.3.2
VHC shall exercise its Call Option for the Call Option Shares, by notice to the relevant Debtors in writing in the form of Schedule (T), attached hereto and incorporated by reference herein, served according to Clause 18 below, to be received by the Debtors Representative within the Exercise Period (the “Exercise Notice”). In the event the relevant Debtor(s)-seller(s) of the Call Option Shares and VHC fail to reach a commonly agreed valuation of the market value of the Call Option Shares as contemplated in Clause 6.2.4, then VHC, upon determination of the Call Option Price by the Agreed Upon Auditor, shall notify to the relevant Debtors such Call Option Price and the number of Call Option Shares for which the Call Option is exercised, together with a copy of the relevant Agreed Upon Auditor’s report.

6.3.3
The transaction for the implementation of the Call Option, i.e. the transfer of the Call Option Shares to VHC or the Person designated by VHC will be completed within forty five (45) calendar days as of the date of receipt of the Exercise Notice according to Clause 18 (the “Call Option Closing Date”), unless the relevant Trigger Event has been fully remedied within twenty (20) calendar days, as of receipt of the Exercise Notice.

6.6	The Call Option Price shall be payable in cash or shall be set off against the Consideration(s) owing to any of the Sellers by any of the Purchasers, on the Call Option Closing Date

EXECUTION COPY

by wire transfer, in immediately available funds, in the bank accounts of the relevant Debtor(s), set out in Schedule (U), attached hereto and incorporated by reference herein, or such other bank accounts notified by such Debtor(s) to VHC at least thirty (30) Business Days in advance and otherwise in accordance with Clause 18 (the “Debtors Bank Accounts”).

6.7	Any costs and Taxes relating to the transfer of the Call Option Shares to VHC or any Person designated by VHC, shall be borne by the Debtors.

7	CALL OPTION CLOSING

7.1
The Call Option Closing shall take place at the offices of VHC or at the offices of an attorney appointed by VHC and notified to the Debtors, in Athens Greece, starting at 11 a.m. on the Call Option Closing Date, or via fax or electronic mail (if feasible under Applicable Law and agreed between the Parties).

7.2
At the Call Option Closing, each of the Debtors and VHC shall fill in, sign and submit any transfer Tax Returns required under applicable law, and complete and sign short form transfer agreements, and/or instruments of transfer, as the case may be, with the minimum necessary contents required by applicable law in the form and substance to the satisfaction of VHC (the “Call Option Share Transfer Agreement(s)”), in three (3) originals of each such Agreement for each one of the Debtors.

7.3
At the Closing, VHC or any Person designated by VHC shall pay the Call Option Price by wire transfer, in immediately available funds, in the relevant Debtors Bank Accounts and deliver the bank extract evidencing the wire transfer of the Call Option Price to the Debtors Bank Accounts. Alternatively, VHC or any Person designated by VHC may at its discretion execute a set –off of the Call Option Price against any amount owing by any of the Debtors to any Seller.

7.4	At the Closing, the relevant Debtors-sellers of Call Option Shares shall:

(i)	Pay any tax due and deliver one (1) original of the Transfer Tax Returns certified by the competent tax authority, as per applicable law;

(ii)	register together with VHC the transfer of the relevant Call Option Shares to VHC in the Shareholders Register of the relevant Company;

EXECUTION COPY

(iii)	perform all other actions necessary under applicable law to give full force and effect to the transfer of the relevant Call Option Shares.

7.5
Within (10) Business Days from Closing, each Debtor shall deliver to VHC one (1) original copy of the Call Option Share Transfer Agreement duly certified by the competent tax authorities, as per applicable law.

7.6	Failure by any of the Debtors to comply with any of their respective obligations under any Call Option exercised by VHC constitutes an event of default hereunder and the Guarantee of Clause 8.

7.7
Failure by any of the Debtors to comply with any of their respective obligations under any Call Option shall constitute an Enforcement Event, and VHC shall be entitled to proceed to the enforcement of any or all the Pledges pursuant to the Pledge Agreements.

7.8
If VHC elects to specify a new date for the Call Option Closing, this may not be interpreted as a waiver or any limitation of the rights of VHC to enforce the Call Option and the Pledges in the future, and the provisions of Clause 15 shall apply,

7.9	This clause shall apply mutatis mutandis in the case of exercise of a Drag Along Right by VHC or in the case of a redemption by the Debtors, as per Clauses 6.2.2 above.

8	GUARANTEE

8.1	The Guarantees

8.1.1
Each of the Debtors guarantees to each of the Secured Parties, jointly and severally with all other Debtors (establishing hereby a cross – guarantee), as primary obligor and not merely as surety, irrevocably and unconditionally, waiving any and all objections of the primary obligor, including but not limited to the objection of division and distraint, the due and punctual payment, performance and discharge in full of any and all Secured Obligations of each of the other Debtors, in accordance with the terms of this Clause 8 (hereinafter the “Guarantee”).

More specifically:

8.1.2	K1 Guarantees to VHC, VELTI S.A., to M-TELECOM LTD and VPS:

EXECUTION COPY

(i) the due and timely payment in full of all Considerations, and specifically the VCI SPA Consideration, the VELTI E.O.O.D SPA Consideration, the ADVENT SPA Consideration, the AR Transfer Consideration, the IP Transfer Consideration and the CY1 & CY2 SPA Considerations, and all other monetary obligations under the Transfer Agreements by the relevant Debtors to the Sellers; (ii) the due and timely performance and discharge in full of all other non-monetary obligations under the Transfer Agreements by the relevant Debtors to the Sellers; (iii) the due and timely payment in full of the “VCI Debt” by VCI to VELTI S.A., and the due and timely performance and discharge in full of all other non-monetary obligations under the “VCI Loan Agreement” by VCI to VELTI S.A.; (iv) the due and timely payment in full of the “DIGITAL RUM Debt to VELTI S.A.” by DIGITAL RUM to VELTI S.A.; (v) the due and timely payment in full of the “DIGITAL RUM Debt to VPS” by DIGITAL RUM to VPS; and (vi) the due and timely performance and discharge in full of the obligations of the other Debtors under this Agreement and the other Framework Documents towards each and any of the Secured Parties. It is specifically and expressly agreed that this guarantee of K1 is a LIMITED guarantee, exclusively up to the value of any shares owned by K1 in any Company from time to time and does not involve any other assets owned by K1.

8.1.3	K2 Guarantees to VHC, VELTI S.A., to M-TELECOM LTD and VPS:
(i) the due and timely payment in full of all Considerations, and specifically the VCI SPA Consideration, the VELTI E.O.O.D SPA Consideration, the ADVENT SPA Consideration, the AR Transfer Consideration, the IP Transfer Consideration and the CY1 & CY2 SPA Considerations, and all other monetary obligations under the Transfer Agreements by the relevant Debtors to the Sellers; (ii) the due and timely performance and discharge in full of all other non-monetary obligations under the Transfer Agreements by the relevant Debtors to the Sellers; (iii) the due and timely payment in full of the “VCI Debt” by VCI to VELTI S.A., and the due and timely performance and discharge in full of all other non-monetary obligations under the “VCI Loan Agreement” by VCI to VELTI S.A.; (iv) the due and timely payment in full of the “DIGITAL RUM Debt to VELTI S.A.” by DIGITAL RUM to VELTI S.A.; (v) the due and timely payment in full of the “DIGITAL RUM Debt to VPS” by DIGITAL RUM to VPS; and (vi) the due and timely performance and discharge in full of the obligations of the other Debtors under this Agreement and the other Framework Documents towards each and any of the Secured Parties. It is specifically and expressly agreed that this guarantee of K2 is a LIMITED guarantee,

EXECUTION COPY

exclusively up to the value of any shares owned by K2 in any Company from time to time and does not involve any other assets owned by K2.

8.1.4	MCY Guarantees to VHC, VELTI S.A., to M-TELECOM LTD and VPS:
(i) the due and timely payment in full of all Considerations of all other Debtors, and specifically the VCI SPA Consideration, the VELTI E.O.O.D SPA Consideration, the ADVENT SPA Consideration, the AR Transfer Consideration, the IP Transfer Consideration, and all other monetary obligations under such Transfer Agreements by the relevant Debtors to the Sellers; (ii) the due and timely performance and discharge in full of all other non-monetary obligations under such Transfer Agreements by the relevant Debtors to the Sellers; (iii) the due and timely payment in full of the “VCI Debt” by VCI to VELTI S.A., and the due and timely performance and discharge in full of all other non-monetary obligations under the “VCI Loan Agreement” by VCI to VELTI S.A.; (iv) the due and timely payment in full of the “DIGITAL RUM Debt to VELTI S.A.” by DIGITAL RUM to VELTI S.A.; (v) the due and timely payment in full of the “DIGITAL RUM Debt to VPS” by DIGITAL RUM to VPS; and (vi) the due and timely performance and discharge in full of the obligations of the other Debtors under this Agreement and the other Framework Documents towards each and any of the Secured Parties.
For the avoidance of doubt MCY has undertaken directly (i) as Purchaser of CY1 and CY2, the due and timely payment in full of the CY1 & CY2 SPA Considerations, and all other monetary obligations under the CY1 & CY2 SPA, as well as the due and timely performance and discharge in full of all other non-monetary obligations thereunder towards the Seller, being VHC; and (ii) as a Party hereunder, the due and timely performance and discharge in full of its own obligations under this Agreement and the other Framework Documents.

8.1.5	CY1 Guarantees to VHC, VELTI S.A., to M-TELECOM LTD and VPS:
(i) the due and timely payment in full of all Considerations of all other Debtors, and specifically the VCI SPA Consideration, the VELTI E.O.O.D SPA Consideration, the ADVENT SPA Consideration and the CY1 & CY2 SPA Considerations, and all other monetary obligations under such Transfer Agreements by the relevant Debtors to the Sellers; (ii) the due and timely performance and discharge in full of all other non-monetary obligations under such Transfer Agreements by the relevant Debtors to the Sellers; (iii) the due and timely payment in full of the

EXECUTION COPY

“VCI Debt” by VCI to VELTI S.A., and the due and timely performance and discharge in full of all other non-monetary obligations under the “VCI Loan Agreement” by VCI to VELTI S.A.; (iv) the due and timely payment in full of the “DIGITAL RUM Debt to VELTI S.A.” by DIGITAL RUM to VELTI S.A.; (v) the due and timely payment in full of the “DIGITAL RUM Debt to VPS” by DIGITAL RUM to VPS; and (vi) the due and timely performance and discharge in full of the obligations of the other Debtors under this Agreement and the other Framework Documents towards each and any of the Secured Parties.
For the avoidance of doubt CY1 has undertaken directly (i) as Purchaser of the Business Receivables and the Intellectual Property, the due and timely payment in full of the AR Transfer Consideration & IP Transfer Consideration, and all other monetary obligations under the AR Transfer Agreement and the IP Transfer Agreement, as well as the due and timely performance and discharge in full of all other non-monetary obligations thereunder towards the Seller, being VELTI S.A.; and (ii) as a Party hereunder, the due and timely performance and discharge in full of its own obligations under this Agreement and the other Framework Documents.

8.1.6	CY2 Guarantees to VHC, VELTI S.A., to M-TELECOM LTD and VPS:
(i) the due and timely payment in full of all Considerations of all other Debtors, and specifically the ADVENT SPA Consideration, the AR Transfer Consideration, the IP Transfer Consideration and the CY1 & CY2 SPA Considerations, and all other monetary obligations under such Transfer Agreements by the relevant Debtors to the Sellers; (ii) the due and timely performance and discharge in full of all other non-monetary obligations under such Transfer Agreements by the relevant Debtors to the Sellers; (iii) the due and timely payment in full of the “VCI Debt” by VCI to VELTI S.A., and the due and timely performance and discharge in full of all other non-monetary obligations under the “VCI Loan Agreement” by VCI to VELTI S.A.; (iv) the due and timely payment in full of the “DIGITAL RUM Debt to VELTI S.A.” by DIGITAL RUM to VELTI S.A.; (v) the due and timely payment in full of the “DIGITAL RUM Debt to VPS” by DIGITAL RUM to VPS; and (vi) the due and timely performance and discharge in full of the obligations of the other Debtors under this Agreement and the other Framework Documents towards each and any of the Secured Parties.
For the avoidance of doubt CY2 has undertaken directly (i) as Purchaser of VCI and VELTI E.O.O.D, the due and timely payment in full of the VCI SPA Consideration and the VELTI

EXECUTION COPY

E.O.O.D SPA Consideration, and all other monetary obligations under the VCI SPA and the VELTI E.O.O.D SPA as well as the due and timely performance and discharge in full of all other non-monetary obligations thereunder towards the respective Sellers, being VELTI S.A. and M-TELECOM LTD; and (ii) as a Party hereunder, the due and timely performance and discharge in full of its own obligations under this Agreement and the other Framework Documents.

8.1.7	VCI Guarantees to VHC, VELTI S.A., to M-TELECOM LTD and VPS:
(i) the due and timely payment in full of all Considerations, and specifically the VCI SPA Consideration, the VELTI E.O.O.D SPA Consideration, the AR Transfer Consideration, the IP Transfer Consideration and the CY1 & CY2 SPA Considerations, and all other monetary obligations under the Transfer Agreements by the relevant Debtors to the Sellers; (ii) the due and timely performance and discharge in full of all other non-monetary obligations under the Transfer Agreements by the relevant Debtors to the Sellers; (iii) the due and timely payment in full of the “DIGITAL RUM Debt to VELTI S.A.” by DIGITAL RUM to VELTI S.A.; (iv) the due and timely payment in full of the “DIGITAL RUM Debt to VPS” by DIGITAL RUM to VPS; and (v) the due and timely performance and discharge in full of the obligations of the other Debtors under this Agreement and the other Framework Documents towards each and any of the Secured Parties.
For the avoidance of doubt VCI has undertaken directly (i) as a Purchaser of ADVENT, the due and timely payment in full of the ADVENT SPA Consideration and all other monetary obligations under the ADVENT SPA, as well as the due and timely performance and discharge in full of all other non-monetary obligations thereunder towards the respective Seller being VELTI S.A.; (ii) as a debtor under the VCI Loan Agreement, the due and timely payment in full of the “VCI Debt” to VELTI S.A., and the due and timely performance and discharge in full of all other non-monetary obligations under the “VCI Loan Agreement” to VELTI S.A.; and (iii) as a Party hereunder, the due and timely performance and discharge in full of its own obligations under this Agreement and the other Framework Documents.

8.1.8	VELTI E.O.O.D Guarantees to VHC, VELTI S.A., to M-TELECOM LTD and VPS:
(i) the due and timely payment in full of all Considerations, and specifically the VCI SPA Consideration, the VELTI E.O.O.D SPA Consideration, the ADVENT SPA Consideration, the

EXECUTION COPY

AR Transfer Consideration, the IP Transfer Consideration and the CY1 & CY2 SPA Considerations, and all other monetary obligations under the Transfer Agreements by the relevant Debtors to the Sellers; (ii) the due and timely performance and discharge in full of all other non-monetary obligations under the Transfer Agreements by the relevant Debtors to the Sellers; (iii) the due and timely payment in full of the “VCI Debt” by VCI to VELTI S.A., and the due and timely performance and discharge in full of all other non-monetary obligations under the “VCI Loan Agreement” by VCI to VELTI S.A.; (iv) the due and timely payment in full of the “DIGITAL RUM Debt to VELTI S.A.” by DIGITAL RUM to VELTI S.A.; (v) the due and timely payment in full of the “DIGITAL RUM Debt to VPS” by DIGITAL RUM to VPS; and (vi) the due and timely performance and discharge in full of the obligations of the other Debtors under this Agreement and the other Framework Documents towards each and any of the Secured Parties.
For the avoidance of doubt VELTI E.O.O.D has undertaken directly as a Party hereunder, the due and timely performance and discharge in full of its own obligations under this Agreement and the other Framework Documents.

8.2	General Provisions for the Guarantees

8.2.1
The guarantee regarding the “DIGITAL RUM Debt to VPS” is given by each Debtor to VPS, independently from the knowledge and/or consent of DIGITAL RUM; Each Debtor is aware that due to the above, in case this guarantee is paid in whole or in part by a Debtor, the recourse of such Debtor to DIGITAL RUM shall be prejudiced.

8.2.2
Each of the Debtors confirms and agrees that the liability of each Debtor hereunder shall not be discharged or diminished by any failure or default by any other Debtor to perform its obligations hereunder or by the release of any other Debtor from its obligations hereunder, by any Secured Party.

8.2.3
This Guarantee is a continuing guarantee and shall remain in full force and effect until all Secured Obligations shall have been paid, performed and satisfied in full, and is in addition to and not in substitution for, and shall not be prejudiced or affected by, any other security or guarantee now or hereafter held by a Secured Party for the payment and performance of the Secured Obligations.

EXECUTION COPY

8.2.4
The liability of each Debtor hereunder shall not be lessened or impaired and the Debtor shall not be exonerated by any time, indulgence or relief being given by any relevant Secured Party to the Debtor(s), any other Debtor or any other person, by any amendment of or supplement to this Agreement or any other Framework Document or any other document, by the taking, variation, compromise, renewal or release of or refusal or neglect to perfect or enforce any rights, remedies or securities against the other Debtor(s), the Debtor or any other person or by anything done or omitted which but for this provision might operate to exonerate the Debtor.

8.2.5
The obligations of each Debtor hereunder shall not be affected by any legal limitation, disability, incapacity (including, without limitation, any irregular exercise or absence of corporate power or lack of authority of or any breach of duty by any person purporting to act on behalf of any other Debtor(s), death, unsoundness of mind, bankruptcy, administration, receivership, liquidation and dissolution) or other circumstances relating to the Debtor(s), any other Debtor or any other person, whether known or not to the relevant Secured Person, by any invalidity in or irregularity or unenforceability of the Secured Obligations, by any change in the constitution of, or any amalgamation or reconstruction of the Debtor(s), any other Debtor, any Secured Party or any other person.

8.2.6
Each Debtor hereby waives all rights the Debtor may have of first requiring a Secured Party to proceed against or enforce any guarantee or security of, or claim payment from, the Debtor(s) or any other person before enforcing this Guarantee and no action taken or omitted by any Secured Party in connection with any other guarantee or security or other means of payment in respect of the Secured Obligations shall discharge, reduce, prejudice or affect the liability of the Debtor under this Guarantee or shall a Secured Party be obliged to apply any money or other property received in consequence of any enforcement or realisation of any other guarantee or security or other means of payment in reduction of the Secured Obligations. .

8.2.7
Until all Secured Obligations have been paid or discharged in full, each Debtor agrees not to exercise or enforce any rights of subrogation and indemnity or contribution against the Debtor(s) or any other Debtor and agrees not to claim any set-off or counterclaim against any other Debtor or the Debtor(s) or to claim or prove in competition with a

EXECUTION COPY

Secured Party in the event of the bankruptcy, insolvency, creditors’ protection scheme or liquidation of any other Debtor or the Debtor(s) but, if so directed by a Secured Party, it will prove for the whole or any part of its claim in the bankruptcy, insolvency, creditors’ protection scheme or liquidation of any other Debtor or the Debtor(s) on terms that the benefit of such proof and of all moneys received by it in respect thereof shall be held on trust for the Secured Party and applied in such manner as the Secured Party shall deem appropriate or have any benefit of or any share in any other guarantee or security now or hereafter held by the Secured Party. Any moneys received by the Secured Party from the Debtor may be placed to the credit of a suspense account with a view to preserving any of its rights to prove for the whole of its claims against the Debtor(s).

8.2.8
Any release, settlement or discharge between a Secured Party and a Debtor shall be conditional upon no security or payment to the Secured Party by the Debtor(s) or any other Debtor or any other person being void or set aside or ordered to be refunded or reduced by virtue of any provision or enactment relating to bankruptcy, insolvency, creditors’ protection scheme or liquidation for the time being in force or for any other reason whatsoever and the Secured Party shall be entitled to enforce this Guarantee subsequently as if such release, discharge or settlement had not occurred and any such payment had not been made.

8.2.9
Each Debtor agrees to pay the applicable interest to the extent that such interest is not paid by the Debtor(s) from the date of the failure of the Debtor(s) to make payment under this Agreement or any other Framework Documents (or, if earlier, from the date when the legal liability of the Debtor(s) to pay interest under this Agreement ceased by reason of provisions or enactments relating to bankruptcy, insolvency, liquidation, creditors protection scheme or otherwise) until payment has been effected in full of all Secured Obligations hereby guaranteed, such interest to be payable before and after judgment at such rate as would at that time be equal to the rate of interest payable under this Agreement or any other Framework Document.

8.2.10
Each Debtor has not taken or received and undertakes not to take or receive, any security or lien from the Debtor(s) or any other person in respect of the granting of this Guarantee or for any liability whatsoever hereunder until all Secured Obligations has been paid.

EXECUTION COPY

8.2.11
In addition to the guarantee contained herein and separate therefrom each Debtor hereby irrevocably agrees to indemnify each Secured Party against all expenses, (including legal expenses on a full indemnity basis) which the Secured Party may incur in proceeding against the Debtor(s) and the Debtor or any of them. This liability shall be limited in the case of K1 and K2, up to the amount of their respective Guarantee under Clauses 8.1.2 and 8.1.3 above

8.2.12	Any admission of liability by one Debtor will be binding automatically on all the Debtors.

8.2.13
It is hereby expressly agreed and admitted by each Debtor that abstracts or photocopies of the books of a Secured Party as well as statements of accounts or a certificate signed by an authorized officer of a Secured Party shall be conclusive, binding and shall constitute full evidence on the Debtor as to the existence and/or the amount of the Secured Obligations, of the applicable interest rate or default rate or any other rate provided for or referred to in this Agreement or any other Framework Document, the payment or non payment of any amount and/or the occurrence of any other Trigger Event and/or Enforcement Event but the Debtor shall be allowed to rebut such evidence by any means of evidence with the express exclusion of witnesses.

8.2.14
As a separate and independent stipulation, each Debtor agrees that if any purported obligation or liability of the Debtor(s) which would have been the subject of this Guarantee had it been valid and enforceable is not or ceases to be valid or enforceable against the Debtor(s) on any ground whatsoever whether or not known to any Secured Party (including, without limitation, any irregular exercise or absence of any corporate power or lack of authority of, or breach of duty by, any person purporting to act on behalf of the Debtor(s) or any legal or other limitation, whether under compulsory applicable law or otherwise or any disability or incapacity or any change in the constitution of the Debtor(s)) the Debtor shall, nevertheless, be liable to the Secured Parties in respect of that purported obligation or liability as if the same were fully valid and enforceable and the Debtor were the principal debtor in respect thereof. The Debtor hereby agrees to keep the Secured Parties fully indemnified on demand against all damages, losses, costs and expenses arising from any failure of the Debtor(s) to perform or discharge any such purported obligation or liability.

EXECUTION COPY

8.2.15
If, contrary to this Guarantee, a Debtor takes or receives the benefit of any security or receives or recovers any money or other property, such security, money or other property shall be held on trust for the Secured Parties and shall be delivered to the Secured Parties on demand.

8.2.16	Without prejudice to the generality of any waivers included in the preceding Clauses each Debtor hereby specifically waives without reservation, absolutely and unconditionally:

a.	The benefit of discussion and any other rights, benefits or privileges granted to the Debtor as guarantor under Applicable Law; ;

b.	Any right to object to any payment to any Secured Party resulting from any counter claim which the Debtor as guarantor might have against such Secured Party;

c.
Any right to object to any payment, as a result of errors or omissions made by any Secured Party, which caused the Debtor as a guarantor to lose any right or recourse against the Debtor(s) or any other person;

Any other right, benefit or privilege which the Debtor as a guarantor has under the law and which can be validly waived. .

8.2.17
It is specifically agreed by the Parties herein that after the occurrence of an Enforcement Event and before enforcing the Guarantees undertaken hereby against the relevant Debtor(s)/Guarantor(s), the relevant Secured Party(ies) will give a thirty calendar days prior written notice to the relevant Debtor(s)/Guarantor(s) stating the Enforcement Event.

8.3	Payments under the Guarantee

8.3.1
All moneys to be paid by each Debtor under the Guarantee shall be paid the respective Secured Party in the currency in which the respective Secured Obligation is denominated in immediately available funds.

8.3.2
All payments due shall be made on a Business Day. If the due date for payment falls on a day which not a Business Day, the payment or payments due shall be made on the first Business Day thereafter, provided that this falls in the same calendar month. If it does

EXECUTION COPY

not, payments shall fall due and be made on the last Business Day before the said due date. Payment shall be made to the account, which the Secured Party shall designate.

8.3.3
All payments of the Secured Obligations by the Debtor shall be made without any set-off or counterclaim whatsoever, and free and clear of, and without withholding or deduction now or hereafter, Taxes or withholdings and any restrictions or conditions resulting in any charge whatsoever imposed, either now or hereafter, by any sovereign state or by any political sub-division or taxing authority of any sovereign state or any other deductions or withholdings (collectively referred to below as "Governmental Withholdings").

8.3.4
If at any time any law, regulation, regulatory requirement or requirement of any governmental authority, monetary agency, central bank or the like compels the Debtor to make payment subject to non recoverable by the Secured Party (under bilateral tax treaties or otherwise) Governmental Withholdings, or any other deduction or withholding, the Debtor shall in addition pay to the Secured Party on the due date for payment such additional amounts as may be necessary to ensure that there will be received by the Secured Party (and retained by it, free from any liability in respect of any Governmental Withholdings or any other deduction or withholding) a net amount equal to the full amount which would have been received had payment not been made subject to such Governmental Withholdings or other deduction or withholding. The Debtor shall indemnify the Secured Party against any losses or costs incurred by the Secured Party by reason of any failure of the Debtor to make any such Governmental Withholdings or other deduction or withholding or by reason of any increased payment not being made on the due date for such payment. The Debtor shall, not later than 30 days after each deduction, withholding or payment of any Governmental Withholdings, forward to the Secured Party official receipts and any other documentary receipts and any other documentary evidence reasonably required by the Secured Party in respect of the payment of any Governmental Withholdings or other deduction or withholding. The obligations of the Debtor under this provision shall, subject to applicable law, remain in force notwithstanding the repayment of the Secured Obligations.

EXECUTION COPY

8.3.5
If, under any applicable law or regulation or pursuant to a judgment or order being made or registered against the Debtor or the receiver of the Debtor or without limitation for any other reason, any payment under or in connection with this Guarantee is made or falls to be satisfied in a currency (the “Payment Currency”) other than the currency in which such payment is expressed to be due under this Agreement or the other Framework Documents (the “Contractual Currency”) then, to the extent that the amount of such payment actually received by the Secured Party, when converted into the contractual currency at the rate of exchange, falls short of the amount due under this Agreement or the other Framework Documents, as the case may be, the Debtor, as a separate and independent obligation, shall indemnify and hold harmless the Secured Party against the amount of such shortfall. For the purpose of this Sub-Clause, “rate of exchange” means the rate at which the Secured Party is able on or about the date of such payment to purchase, in accordance with the normal practice, the Contractual Currency with the Payment Currency and shall take into account (and the Debtor shall be liable for) any premium and other costs of exchange including any taxes or duties incurred by reason of any such exchange.

9	PLEDGES
Each of the Debtors wishes to provide further security to VHC and VELTI S.A. by granting the Pledges that are contemplated hereunder and the Pledge Agreements. All Pledges shall have 1st priority. To this end, the Debtors shall:

•	enter on Closing, into the Pledge Agreements contemplated in Clause 9.3 below;

•	ensure and procure the compliance with all requisite formalities and registration under applicable law; and

•
without prejudice to the foregoing, VCI shall provide an irrevocable power of attorney to VELTI S.A. for the registration of the Pledge established by virtue of the “VELTI S.A. Pledge on VCI Business Receivables” as required by applicable law.

9.1	The Pledges to VELTI S.A.

9.1.1	Pledge given by K1

EXECUTION COPY

K1 shall provide a pledge on the MCY Shares it owns, as a continuing security to VELTI S.A., of the following Secured Obligations:
(i) the due and timely payment in full of all Considerations due to VELTI S.A., and specifically the VCI SPA Consideration by CY2, the ADVENT SPA Consideration by VCI, the AR Transfer Consideration by CY1, the IP Transfer Consideration by CY1 and all other monetary obligations under the relevant Transfer Agreements by the above Debtors to VELTI S.A.;
(ii) the due and timely performance and discharge in full of all other non-monetary obligations under the above Transfer Agreements by the relevant Debtors, namely CY2, VCI and CY1 to VELTI S.A.;
(iii) the due and timely payment in full of the “VCI Debt” by VCI to VELTI S.A., and the due and timely performance and discharge in full of all other non-monetary obligations under the “VCI Loan Agreement” by VCI to VELTI S.A.;
(iv) the due and timely payment in full of the “DIGITAL RUM Debt to VELTI S.A.” by DIGITAL RUM to VELTI S.A.;
(v) the due and timely performance and discharge in full of the obligations of the other Debtors under this Agreement and the other Framework Documents towards each and any of the Secured Parties; and
(vi) the due and timely performance and discharge in full of its own obligations under this Agreement and the other Framework Documents towards VELTI S.A.

9.1.2	Pledge given by K2
K2 shall provide a pledge on the MCY Shares it owns, as a continuing security to VELTI S.A., of the following Secured Obligations:
(i) the due and timely payment in full of all Considerations due to VELTI S.A., and specifically the VCI SPA Consideration by CY2, the ADVENT SPA Consideration by VCI, the AR Transfer Consideration by CY1, the IP Transfer Consideration by CY1 and all other monetary obligations under the relevant Transfer Agreements by the above Debtors to VELTI S.A.;

EXECUTION COPY

(ii) the due and timely performance and discharge in full of all other non-monetary obligations under the above Transfer Agreements by the relevant Debtors, namely CY2, VCI and CY1 to VELTI S.A.;
(iii) the due and timely payment in full of the “VCI Debt” by VCI to VELTI S.A., and the due and timely performance and discharge in full of all other non-monetary obligations under the “VCI Loan Agreement” by VCI to VELTI S.A.;
(iv) the due and timely payment in full of the “DIGITAL RUM Debt to VELTI S.A.” by DIGITAL RUM to VELTI S.A.;
(v) the due and timely performance and discharge in full of the obligations of the other Debtors under this Agreement and the other Framework Documents towards each and any of the Secured Parties; and
(vi) the due and timely performance and discharge in full of its own obligations under this Agreement and the other Framework Documents towards VELTI S.A.

9.1.3	Pledge given by CY2
CY2 shall provide a pledge on the VCI Shares it shall acquire by virtue of the VCI SPA, as a continuing security to VELTI S.A., of the following Secured Obligations:
As a Purchaser for
(i) the due and timely payment in full of all Considerations due by CY2 as a Purchaser to VELTI S.A., and specifically the VCI SPA Consideration and all other monetary obligations of CY2 under such Transfer Agreement to VELTI S.A.;
As a Guarantor and a Party hereunder for
(ii) the due and timely payment in full of all Considerations due to VELTI S.A. by the other Debtors, and specifically the AR Transfer Consideration by CY1, the IP Transfer Consideration by CY1, and the ADVENT SPA Consideration by VCI and all other monetary obligations under the relevant Transfer Agreements by the above Debtors to VELTI S.A.;

EXECUTION COPY

(iii) the due and timely performance and discharge in full of all other non-monetary obligations under the above Transfer Agreements by the relevant Debtors, namely CY1 and VCI, to VELTI S.A.;
(iv) the due and timely payment in full of the “VCI Debt” by VCI to VELTI S.A., and the due and timely performance and discharge in full of all other non-monetary obligations under the “VCI Loan Agreement” by VCI to VELTI S.A.;
(v) the due and timely payment in full of the “DIGITAL RUM Debt to VELTI S.A.” by DIGITAL RUM to VELTI S.A.;
(vi) the due and timely performance and discharge in full of the obligations of the other Debtors under this Agreement and the other Framework Documents towards each and any of the Secured Parties; and
(vii) the due and timely performance and discharge in full of its own obligations under this Agreement and the other Framework Documents towards VELTI S.A.

9.1.4	Pledge given by VCI
VCI shall provide a floating pledge on its business receivables, as a continuing security to VELTI S.A., of the following Secured Obligations:
As a Purchaser for
(i) the due and timely payment in full of the ADVENT SPA Consideration by VCI and all other monetary obligations under the ADVENT SPA by VCI to VELTI S.A.;
(ii) the due and timely performance and discharge in full of all other non-monetary obligations under the ADVENT SPA by VCI to VELTI S.A.;
As direct debtor for
(iii) the due and timely payment in full of the “VCI Debt” to VELTI S.A., and the due and timely performance and discharge in full of all other non-monetary obligations under the “VCI Loan Agreement” by VCI to VELTI S.A.;
As a Guarantor and a Party hereunder for

EXECUTION COPY

(iv) the due and timely payment in full of all Considerations due to VELTI S.A., and specifically the VCI SPA Consideration by CY2, the AR Transfer Consideration by CY1, the IP Transfer Consideration by CY1 and all other monetary obligations under the relevant Transfer Agreements by the above Debtors to VELTI S.A.;
(v) the due and timely performance and discharge in full of all other non-monetary obligations under the above Transfer Agreements by the relevant Debtors, namely CY1 and CY2, to VELTI S.A.;
(vi) the due and timely payment in full of the “DIGITAL RUM Debt to VELTI S.A.” by DIGITAL RUM to VELTI S.A.;
(vii) the due and timely performance and discharge in full of the obligations of the other Debtors under this Agreement and the other Framework Documents towards each and any of the Secured Parties; and
(viii) the due and timely performance and discharge in full of its own obligations under this Agreement and the other Framework Documents towards VELTI S.A.

9.2	The Pledges to VHC

9.2.1	Pledges given by MCY
MCY shall provide a pledge on the CY1 Shares and a pledge on the CY2 Shares it shall acquire by virtue of the CY1 & CY2 SPA, as a continuing security to VHC, of the following Secured Obligations:
As a Purchaser for
(i) the due and timely payment in full of all Considerations due by MCY as a Purchaser to VHC, and specifically the CY1 & CY2 SPA Considerations and all other monetary obligations under the CY1 & CY2 SPA by MCY to VHC;
(ii) the due and timely performance and discharge in full of all other non-monetary obligations of MCY under the above Transfer Agreement to VHC; and
As a Party & Guarantor hereunder for

EXECUTION COPY

(iii) the due and timely performance and discharge in full of its own obligations and all other Debtors’ obligations under this Agreement and the other Framework Documents towards VHC and each and any of the Secured Parties.

9.2.2	Pledge given by CY1
CY1 shall provide a fixed and floating pledge on its assets, as a continuing security to VHC, of the following Secured Obligations:
As a Guarantor & Party hereunder for
(i) the due and timely payment in full of all Considerations due to VHC by MCY, and specifically the CY1 & CY2 SPA Considerations and all other monetary obligations under the CY1 & CY2 SPA by MCY to VHC;
(ii) the due and timely performance and discharge in full of all other non-monetary obligations of MCY under the above Transfer Agreement to VHC;
(iii) the due and timely performance and discharge in full of the obligations of MCY and all other Debtors under this Agreement and the other Framework Documents towards VHC and each and any of the Secured Parties; and
(iv) the due and timely performance and discharge in full of its own obligations under this Agreement and the other Framework Documents towards VHC.

9.2.3	Pledges given by CY2
CY2 shall provide a fixed and floating pledge on its assets, and a pledge on the VELTI E.O.OD. Shares it shall acquire by virtue of the VELTI E.O.O.D SPA, as a continuing security to VHC, of the following Secured Obligations:
As a Guarantor & Party hereunder for
(i) the due and timely payment in full of all Considerations due to VHC by MCY, and specifically the CY1 & CY2 SPA Considerations and all other monetary obligations under the CY1 & CY2 SPA by MCY to VHC;
(ii) the due and timely performance and discharge in full of all other non-monetary obligations of MCY under the above Transfer Agreement to VHC;

EXECUTION COPY

(iii) the due and timely performance and discharge in full of the obligations of MCY and all other Debtors under this Agreement and the other Framework Documents towards VHC and each and any of the Secured Parties; and
(iv) the due and timely performance and discharge in full of its own obligations under this Agreement and the other Framework Documents towards VHC.

9.2.4	Pledge given by VELTI E.O.O.D
VELTI E.O.O.D. shall provide a floating pledge on its business receivables, as a continuing security to VHC, of the following Secured Obligations:
As a Guarantor & Party hereunder for
(i) the due and timely payment in full of all Considerations due to VHC by MCY, and specifically the CY1 & CY2 SPA Considerations and all other monetary obligations under the CY1 & CY2 SPA by MCY to VHC;
(ii) the due and timely performance and discharge in full of all other non-monetary obligations of MCY under the above Transfer Agreement to VHC;
(iii) the due and timely performance and discharge in full of the obligations of MCY and all other Debtors under this Agreement and the other Framework Documents towards VHC and each and any of the Secured Parties; and
(iv) the due and timely performance and discharge in full of its own obligations under this Agreement and the other Framework Documents towards VHC.

9.3	Pledge Agreements
According to the foregoing, the Debtors shall enter into the following Pledge Agreements:

9.3.1	VELTI S.A. Pledge Agreements
These comprise the following agreements:

a)	“VELTI S.A. Pledge on STARCAPITAL Shares of K1” entered with K1, in the form and substance attached hereto as Schedule (G)

b)	“VELTI S.A. Pledge on STARCAPITAL Shares of K2” entered with K1, in the form and substance attached hereto as Schedule (H)

EXECUTION COPY

c)	“VELTI S.A. Pledge on VCI Shares” entered with CY2, in the form and substance attached hereto as Schedule (I)

d)	“VELTI S.A. Pledge on VCI Business Receivables” entered with VCI in the form and substance attached hereto as Schedule (J).

9.3.2	The VHC Pledge Agreements
These comprise the following agreements:

e)	“VHC Pledge on I-VCI Shares” entered with MCY, in the form and substance attached hereto as Schedule (K)

f)	“VHC Pledge on ROSSVAYS Shares” entered with MCY, in the form and substance attached hereto as Schedule (L)

g)	“VHC Fixed and Floating Charge on I-VCI Assets” entered with CY1, in the form and substance attached hereto as Schedule (M)

h)	“VHC Fixed and Floating Charge on ROSSVAYS Assets” entered with CY2, in the form and substance attached hereto as Schedule (N)

i)	“VHC Pledge on VELTI E.O.O.D Shares” entered with CY2, in the form and substance attached hereto as Schedule (O)

j)	“VHC Floating Pledge on VELTI E.O.O.D Business Receivables” entered with VELTI E.O.O.D, in the form and substance attached hereto as Schedule (P).

9.3.3	Safekeeping of Pledged Shares
(a)    The shares certificates of the shares pledged under the Pledge Agreements (the “Pledged Shares”) shall be kept by a Greek Notary, in accordance with Applicable Law, appointed to that effect by VHC and VELTI S.A. at the discretion of VHC and VELTI S.A. (being the “Pledgees” as contemplated in this Agreement and the Pledge Agreements), in Athens, Greece solely for the purpose of securing the location of the Pledged Shares and otherwise on terms satisfactory to VHC. For the avoidance of doubt the pledged shares shall not be kept in escrow and the respective Pledgee shall be in continuing possession of the pledged shares.
(b)    For the avoidance of doubt, the Pledged Shares shall be deemed possessed by the respective Pledgees and shall not be deemed to be jointly held in escrow by the Parties.

EXECUTION COPY

(c)    The Pledged Shares shall be delivered by the Notary to the respective Pledgee (namely VHC and VELTI S.A., according to the Pledge Agreements) immediately, on first demand, at the discretion of the relevant Pledgee, upon delivery by the relevant Pledgee to the Notary, of a simple delivery request in writing.
(d)    Unless all the Secured Obligations have been discharged in full, the Debtors waive any right they may have under applicable law, to challenge the possession of the Pledged Shares by the Secured Parties or impede the delivery thereof by the Notary in any manner.

10	REPRESENTATIONS AND WARRANTIES UNDER THIS FRAMEWORK, CALL OPTION AND GUARANTEE AGREEMENT
Each Debtor hereby represents and warrants to VHC and the Sellers that:

10.1	Representations concerning the Debtors

(a)
The Debtors are incorporated and duly organised and validly existing and in good standing under the laws of their respective countries of incorporation, with power to own their property and assets, to carry on their business as the same is now being lawfully conducted.

(b)
This Agreement constitutes valid and binding obligations of each of the Debtors in accordance with its terms. The entry into and performance of this Agreement and all the other Framework Documents are within the corporate powers of the relevant Debtor, the other Debtors and any other party thereto and have been duly authorised by all corporate, shareholders' and other necessary action required for the authorization and do not and would not contravene or result in breach of any applicable law, regulation, rule, judgment, decree or permit or contractual restriction which does, or may, bind any one or more of them or their shareholders or their subsidiaries, or the documents defining the respective constitutions of any of them and do not and will not result in the creation or imposition of any security, interest, lien, charge, or encumbrance on any of their assets or those of any of their Subsidiaries in favor of any party other than VHC and/or the other Secured Parties, as contemplated hereunder and the Pledge Agreements.

(c)
None of the Debtors or any other party is in default under any agreement to which it is a party or by which it may be bound and no litigation, arbitration, tax claim or administrative proceeding is current or pending or (to its or its officers' knowledge) threatened, which, if

EXECUTION COPY

adversely determined, would have a materially detrimental effect on the business assets or the financial condition of any of them.

(d)
All information, accounts, statements of financial position, exhibits and reports furnished by or on behalf of the Debtors or any other party to VHC (and the Sellers) in connection with this Agreement and each of the other Framework Documents are true and accurate in all material respects and not misleading, do not omit material facts and all reasonable enquiries have been made to verify the facts and statements contained therein; there are no other facts to the knowledge of the Debtors, the omission of which would make any fact or statement therein misleading and, in the case of accounts and statements of financial position, they have been prepared in accordance with generally accepted accounting principles which have been consistently applied.

(e)
Neither the Debtors or any other party nor any of their respective assets are entitled to immunity on the grounds of sovereignty or otherwise from any legal action or proceeding (which shall include, without limitation, suit, attachment prior to judgment, execution or other enforcement).

(f)
The giving of the Guarantee, the Pledges and the Call Option by each Debtor is to the commercial benefit of the Debtor in that the Debtor belong, or shall ultimately belong, to the same Group of companies as the other Debtors and has close financial cooperation and mutual assistance with the Debtors and that by lending its support to the Debtors through such Guarantee, the Pledges and Call Option it furthers its own business interests within the scope of its constitutional documents.

10.2	Representations Concerning this Agreement and the Framework Documents

(a)
All licences, authorizations, consents or approvals necessary for the execution, validity, enforceability or admissibility in evidence of this Agreement or any other Framework Document and all other documents executed or to be executed in connection therewith, have been obtained and complied with by each of the Debtors and any other party.

(b)
When duly executed (and registered as appropriate), the Pledge Agreements (and related Framework Documents) will create a perfected security interest in favour of VHC and VELTI S.A. (the “Pledgees/Chargees”), with 1st priority, in the assets and revenues intended

EXECUTION COPY

to be covered, valid and enforceable against the relevant Debtor and any other party, as contemplated in Clause 9 above and the Pledge Agreements.

(c)
Without limitation to the generality of this Clause 10 more specifically the Guarantee constitutes valid and legally binding guarantee and obligation of each Debtor enforceable in accordance with its terms.

10.3	Representations Correct

(a)
Each Debtor acknowledges that all representations and warranties made by it and the other Debtors in this Agreement and the Framework Documents, are true and accurate and the Debtor represents and warrants that it has no knowledge of any additional facts or matters the omission of which makes any of such representation and warranties misleading or inaccurate.

(b)
At the time of entering into this Agreement all above representations and warranties or any other information given by the Debtors to VHC and the other Secured Parties are true and accurate and there has not occurred and/or is continuing any Trigger Event or Enforcement Event under this Agreement and/or any Framework Document or any event which would constitute a Trigger Event or an Enforcement Event with the passage of time or the giving of notice or both.

(c)
The representations and warranties in this Clause 10 shall be deemed to be repeated by each Debtor on and as of each day from the date of this Agreement until all Secured Obligations, including the payment of the Contingent Consideration, have been conclusively and fully discharged under this Agreement and all other Framework Documents as if made with reference to the facts and circumstances existing on each such day.

11	COVENANTS UNDER THE GUARANTEE & THIS AGREEMENT AS A WHOLE
It is hereby undertaken by each Debtor that, from the date hereof and as long as any of the Secured Obligations (including payment of the Contingent Consideration) is due and/or owing, and for the purposes of consistency of the Accounts in regard to Schedule (Q), it will:

11.1	Information Covenants

EXECUTION COPY

(a)
Furnish VHC, in form and substance satisfactory to VHC, with the annual, audited, pro-forma consolidated financial statements of the Debtor at latest within 120 days after the end of the financial year concerned, audited by auditors acceptable to VHC and prepared under applicable national accounting principles consistently applied.

(b)
Provide VHC annually and in substance satisfactory to VHC with information on the financial conditions, cash flow position, commitments and operations of the Debtor and its Subsidiaries including cash flow analysis with a breakdown of income and running expenses showing net trading profit, trade payables and trade receivables, such financial details to be certified by one of the Directors of the Debtor as to their correctness.

(c)
Promptly inform VHC of any occurrence of which the Debtor becomes aware which might adversely affect the ability of the Debtors to perform its respective obligations under this Agreement, the Pledge Agreements and/or any of the other Framework Documents and of any Trigger Event or an Enforcement Event thereunder forthwith upon becoming aware thereof.

(d)
Compile for each Operating Company and MCY, c/o its Board of Directors, a set of financial statements under applicable national accounting principles, based on the information and guidance provided herein, solely for the accurate determination of the EBITDA.

(e)
Following the preparation of the aforementioned financial statements, prepare c/o the Board of Directors a separate statement (the “EBITDA Statement”), stating clearly the EBITDA for the year 2014, for each Operating Company.

(f)	Prepare c/o the Board of Directors of MCY, a separate EBITDA statement, consolidating the above EBITDA statements of all Operating Companies in MCY for the year 2014 in accordance with the Greek GAAP.

11.2	No Further Financial Exposure

(a)
Incur no further Indebtedness (either directly or though its Subsidiaries) nor authorize or accept any capital commitments by the Debtor or its Subsidiaries, other than that normally associated with the day to day operations of their business, or give any guarantees without the prior written consent of VHC, not to be unreasonably withheld. .

EXECUTION COPY

(b)
Not make any loans or advances to, or any investments in any person, firm, corporation, joint venture or other entity including (without limitation) any loan or advance to any officer, director, stockholder or employee or other member of their Group without the prior written consent of VHC, not to be unreasonably withheld.

(c)
Except pursuant to this Agreement and any other of the Framework Documents (or as expressly permitted by the same) not pay out any funds to any company or person, other than that normally associated with the day operation of their businesses without the prior written consent of VHC, which shall not be unreasonably withheld.

11.3	Maintenance of Corporate and Business Structure

(a)	Not change the corporate organization nor discontinue the business of the Debtor and its Subsidiaries.

(b)
Without prejudice to stock options issued to the employees of the Companies, which are permitted across the Companies, not allow any equity participation or quasi equity contribution resulting in or capable of causing the dilution of the joint participation of K1 and K2 or any PCPs in MCY as well as any downstream direct, or indirect participation of the Companies, below 51% of the voting shares in each participation.

(c)	That none of the documents defining the constitution of the Debtors and the Debtor shall be altered in any manner whatsoever without the prior written consent of VHC, not to be unreasonably withheld.

(d)
Ensure that no Change of Control or any other event which violates the Lock In Restrictions shall be made directly or indirectly in the Companies or any share therein, without the prior written consent of VHC; and

(e)	Not merge or consolidate with any other company or person without the prior written consent of VHC.

(f)
In the event of any of the Sellers lending any of the Debtors its technical and/or financial experience palmarès, for the purpose of assisting the participation of such Debtor in private and/or public procurement tenders, provide the respective Seller with such security and indemnity in regard to relevant liability and risk, including reputational risk, as such Seller shall deem reasonably sufficient.

EXECUTION COPY

(g) Subject, and to the extent permissible under the Licensed “Velti” Use, the Debtors may freely carry out any kind of business and develop and sell new products in the territory they wish, even if that business and products are other than the business carried on and the products developed and sold as at the date of this Agreement, as long as this business remains under the Control of the Debtors and within the legal structure existing as at the date of this Agreement.

11.4	No Subordination

(a)
Ensure that the indebtedness of the other Debtors and such Debtor to VHC under this Agreement or any other Framework Documents will not be subordinated in priority of payment to any other present or future indebtedness, without the prior written consent of VHC.

(b)
Not allow any part of the undertaking, property, assets or rights, of the Debtors or such Debtor whether present or future, to be mortgaged, charged, pledged, used as a lien or otherwise encumbered without the prior written consent of VHC, save as contemplated in this Agreement and the other Framework Documents, provided however that in the event of a financing of any of the Debtors, which is prima facie approved by VHC, VHC shall consider a reasonable inter-creditor agreement including a re-ranking of creditors or exchange of security rights, to the extent it shall not be deemed detrimental to the bona fide interests of VHC or any of the Sellers.

12	FURTHER ASSURANCE
Each Debtor hereby undertakes with VHC and the other Secured Parties that this Agreement, and the other Framework Documents shall both at the date of execution and delivery thereof and as long as any of the Secured Obligations (including the Contingent Consideration) is due and/or owing, remain valid and binding upon the Debtors and the Debtors will, execute, sign, perfect and do any and every such further assurance, document, act or thing as in the reasonable opinion of VHC and the other Secured Parties may be necessary or desirable for perfecting the Call Options, the Guarantees and Pledges and any other right contemplated or constituted by this Agreement and the other Framework Documents.

13	DEBTORS’ INDEMNIFICATION - LIMITATION OF LIABILITY

EXECUTION COPY

13.1
The Debtors jointly and severally, shall indemnify and hold VHC and the other Secured Parties harmless from and against any Losses suffered or incurred by any of them resulting from a breach of this Agreement.

13.2
For the purposes of this Clause 13 “Loss” or “Losses” means all losses, liabilities, indemnities, damages (excluding any incidental, consequential or indirect damages or losses), costs (including, without limitation, legal costs), charges (excluding any charges by a Party for time and services of its own personnel and management), expenses, actions, fines, penalties, Proceedings, claims, remediation, clean-up and removal costs and demands, incurred by VHC due to a breach of an obligation, covenant, undertaking, representation, warranty, declaration, or any other provision of this Agreement by any Debtor.

13.4 It is specifically and expressly agreed that the total liability of each of K1 and K2 under Clause 13.1 is a LIMITED Liability, exclusively up to the value of any shares owned by K1 or K2 in any Company from time to time and does not involve any other assets owned by K1 or K2.

14	ASSIGNMENT
14.1 Assignment, Participation, Change of Beneficiary

a)
This Agreement as a whole, including the Guarantees and Call Options established hereby, shall be binding upon and inure to the benefit of VHC and the other Secured Parties and each Debtor and their respective successors and assigns.

b)	Each Debtor may not assign any rights and/or obligations under this Agreement or any of the other Framework Documents without the prior written consent of VHC, not to be unreasonably withheld.

c)
VHC (and the other Secured Parties together with, or with the written consent of VHC, hereinafter the “Relevant Assignor”) may at any time assign, transfer, or offer participations, or in any manner dispose of all or any of its rights and/or obligations arising or accruing under this Agreement or any of the other Framework Documents in whole or in part. VHC may disclose to a potential assignee, transferee or participant or to any other person who may propose entering into contractual relations with VHC

EXECUTION COPY

in relation to this Agreement or any other Framework Documents such information about the Debtor and Debtors as VHC shall consider appropriate.

d)
If VHC, and any one or more of the other Secured Parties together with, or with the written consent of VHC (the “Relevant Assignor”) assigns, transfers or in any other manner grants participation in respect of all or any part of its rights or benefits or transfers all or any of its obligations as provided in this Clause, each Debtor undertakes, immediately on being requested to do so by VHC, to enter into such documents as may be necessary or desirable to transfer to the assignee, transferee or participant all or the relevant part of the interest of VHC in this Agreement, and the other Framework Documents and all relevant references in this Agreement to VHC shall thereafter be construed as a reference to VHC and/or assignee, transferee or participant of VHC to the extent of their respective interests and, in the case of a transfer of all or part of the obligations of VHC, the Debtor shall thereafter look only to the assignee, transferee or participant in respect of that proportion of the obligations of VHC under this Agreement assumed by such assignee, transferee or participant. References in this Clause to VHC shall be construed also as references to any Relevant Assignor(s), so that this Clause apply mutatis mutandis to the Relevant Assignor(s).

15	WAIVER, REMEDIES & AMENDMENTS
15.1 Waiver & Remedies

15.1.1
No delay or omission by any Party to exercise any right, remedy or power vested in such Party under this Agreement and/or the other Framework Documents or by Applicable Law shall impair such right or power, or be construed as a waiver of, or as an acquiescence in any default by any of the other Parties nor shall any single or partial exercise by a Party of any power, right or remedy preclude any other or further exercise thereof or the exercise of any other power, right or remedy. In the event of a Party on any occasion agreeing to waive any such right, remedy or power, or consent to any departure from the strict application of the provisions of this Agreement, or of any of the other Framework Documents, such waiver shall not in any way prejudice or affect the powers conferred upon such Party under this Agreement and the other Framework Documents or the right

EXECUTION COPY

of such Party thereafter to act strictly in accordance with the terms of this Agreement and the other Framework Documents.

15.1.2
No modification or waiver of any provision of this Agreement and/or of any of the other Framework Documents nor any consent to any departure therefrom by any Party shall be effective unless the same shall be in writing and then shall only be effective in the specific case and for the specific purpose for which given. No notice to or demand on any such Party in any such case shall entitle such Party to any other or further notice or demand in similar or other circumstances.

15.2 Amendments
This Agreement may not be varied, modified, amended, supplemented or changed in any respect unless evidenced in a written instrument that is duly signed by all of the Parties. Notwithstanding the above, the obligations undertaken by the Parties under this Agreement may not be renegotiated.

16	CONFIDENTIALITY – NON SOLICITATION

16.1
The Parties undertake to hold in confidence the provisions of this Agreement (and the discussions between the Parties preceding the execution of this Agreement) as well as any information relating to a Party and disclosed by such Party to another Party.

16.2	Sub-Clause 16.1 shall prohibit disclosure or use of any information to the extent:

a)	the disclosure or use is required by Applicable Law, or order of any court, tribunal, regulatory body or the rules and regulations of any recognized stock exchange; or

b)	the disclosure or use is required to vest the full benefit of this Agreement in VHC and/or the other Secured Parties; or

c)	the disclosure or use is required for the purpose of any judicial Proceedings arising out of this Agreement or any other agreement entered into under or pursuant to this Agreement; or

d)	the disclosure is reasonably required to be made to a Taxation authority in connection with the Taxation affairs of the disclosing Party; or

e)	the disclosure is made to professional advisers of VHC, the other Secured Parties or the Debtors on terms that such professional advisers undertake to comply with the

EXECUTION COPY

provisions of Sub-Clause 16.1, in respect of such information as if they were a party to this Agreement; or

f)	the information becomes publicly available (other than by breach of this Agreement); or

g)	the other Party has given prior written approval to the disclosure or use of the information;
provided that prior to disclosure or use of any information pursuant to Sub-Clause 16.2 paragraphs (a), (b) or (c), the Party concerned shall promptly notify the other Party of such requirement with a view to providing the other Party with the opportunity to contest such disclosure or use or otherwise to agree the timing and content of such disclosure or use.

16.3	Any public announcement or similar publicity with respect to this Agreement will be issued, if at all, at such time and in such manner as the Parties agree.

16.4
VHC and the Sellers herein shall not offer employment to, enter into a contact for the services of, or attempt to entice away from any of the Debtors, any individual who is at the time of the offer or attempt, and was at the Closing Date, a director, officer or employee holding an executive or managerial position with or a position substantive for the course of business of any of the Debtors, without the prior consent of the Purchasers, not to be unreasonably withheld.

17	DEBTORS’ REPRESENTATIVE & SELLERS’ REPRESENTATIVE

17.1	Debtors’ Representative

18.1.1
The Debtors hereby appoint each of K1 and K2, acting severally, to be all Debtors’ Representative, and their lawful agent for service and attorney to the effect that the Debtors’ Representative is authorized to do the following on the Debtors’ behalf:

a)
sign and enter into the Call Option Share Transfer Agreement(s), Tax return or other document in relation to the transactions contemplated hereby, subject however to any further power of attorney being required to be given in accordance with Applicable Law and the circulars and practice of the competent Taxation authorities;

EXECUTION COPY

b)	deliver and accept receipt of any notice, request or other communication relating to this Agreement or any other document pertaining to the transactions contemplated hereby;

c)	agree to amend this Agreement or any other document pertaining to the transactions contemplated hereby;

d)
take all actions necessary or appropriate at the Debtors’ Representatives discretion, for the accomplishment of any of the foregoing and otherwise to represent each of the Debtors in any other matter under this Agreement and otherwise in relation to the transactions contemplated hereby.

17.1.2
Without prejudice to the appointment made by virtue of Clause 17.1.1 above, each of the Debtors shall also execute and deliver an irrevocable power of attorney, operating for the benefit of all the Debtors, for the appointment of K1 and K2 as the Debtors’ Representative in accordance with the provisions of Clause 17.1.1 in form and substance satisfactory to VHC.

17.2	Sellers’ Representative

17.2.1
The Sellers and VPS (jointly as defined above the “Secured Parties”) hereby appoint VHC to be Sellers’ and VPS’ s representative (the “Sellers’ Representative”), as each Secured Party’s lawful agent for service and attorney. In particular the Sellers’ Representative is authorized to do the following on the Secured Parties’ behalf:

a)	deliver and accept receipt of any notice, request or other communication relating to this Agreement or any other document pertaining to the transactions contemplated hereby;

b)	agree to amend this Agreement or any other document pertaining to the transactions contemplated hereby;

c)
take all actions necessary or appropriate in the sole judgment of the Sellers’ Representative for the accomplishment of any of the foregoing and otherwise to represent each of the Debtors in any other matter under this Agreement and otherwise in relation to the transactions contemplated hereby.

18	NOTICES, COMMUNICATIONS

EXECUTION COPY

18.1
Any notice, request, consent, waiver or any other communication that is to be made, given or delivered (or that is permitted to be made, given or delivered) under this Agreement (each a “Notice” for purposes of this Clause 18 (Notices, Communications)) shall be in writing in the English language.

18.2
Any Notice shall be considered to be validly made, given or delivered to the recipient only if delivered by hand at the address as set out below, or sent by facsimile at the fax number as set out below, or sent by prepaid overnight courier services (by an internationally reputable carrier in the case of international service) at the address as set out below:

a)	in the case of VHC:
Address: Artemidos Tower, 3 Artemidos Avenue, 7th & 8th Floors,
CY-6020 Larnaca Cyprus
Attention: Emilios Kallenos
Tel: +(30) 210 6378800
Fax +(30) 210 6378888
Mail info@velti.com
WITH A COPY TO
Mrs. Sally Rau, Chief Administrative Officer, General Counsel
Facsimile: +(44) 20 7633 5001
Tel: +353 (0) 1234 2676
Email: srau@velti.com

b)	in the case of the Debtors, or any Debtor, to either of the Debtors Representatives as follows:

Georgios Karantonis
5
2A Makrygianni Str., 19009 Pikermi, Attica, Greece
Tel: +30 210 6378 900
Fax: +30 210 6378 888
Email: gkarantonis@vci.gr
      OR
Nikolaos Karapanagou
9 Ritsou Str.

EXECUTION COPY

14671 Nea Erythrea Attica Greece
Tel: +30 210 6378 900
Fax: +30 210 6378 888
Email: nkarapanagou@vci.gr

c)	in the case of the Sellers and VPS, to VHC acting as the Sellers Representative in the address stated hereabove or (in either case) to such other address or fax number as the relevant Party may have notified to the other Party in accordance with this Clause 18 (Notices, Communications).

18.3	Any Notice shall conclusively be deemed to have been received by the recipient:

d)	at the time of delivery, if delivered by hand;

e)
on the next Business Day in the place to which it is sent, if sent by facsimile (provided the sender retains an acknowledgement or transmission report generated by the machine from which the facsimile was sent indicating that the facsimile was sent in its entirety to the recipient’s facsimile number); or

f)	on the fourth Business Day following the date of posting, if sent by overnight courier.

19	COSTS
Each Party will each bear its own fees and expenses, including but not limited to advisors’ fees and expenses, incurred in connection with the negotiations, preparation and execution of this Agreement and the transactions contemplated hereby.

20	GOVERNING LAW & DISPUTE RESOLUTION
20.1Governing Law
This Agreement shall be governed by and construed in accordance with Applicable Law.
20.2Settlement of Disputes
20.2.1Arbitration
Any dispute or difference arising out of or in connection with this Agreement, including without limitation any disputes regarding its valid conclusion, existence, nullity, breach, termination or invalidity (each a “Dispute” for purposes of this Clause 20.2 (Settlement of Disputes), that cannot

EXECUTION COPY

be resolved by amicable negotiations 30 (thirty) calendar days from the notice served by any of the Parties relating to the potential Dispute shall be finally resolved by the ICC International Court of Arbitration under the ICC Rules of Arbitration. The Party requesting the initiation of the arbitration proceedings shall serve the other Party with a written notice that such proceedings will be initiated. The arbitral tribunal shall be composed of one (1) arbitrator in the case of claims with a pecuniary value – net of interest, below five million US Dollars ($5,000,000.00) and 3 (three) arbitrator(s) in any other case, appointed in accordance with ICC Rules. If the dispute involves more than one Debtors, those shall appoint jointly one arbitrator. The Debtors, authorize the Debtors’ Representative to proceed with the appointment of the arbitrator on behalf of the Debtors. If the dispute involves VHC also the other Secured Parties or any of them, they shall appoint jointly with VHC one arbitrator, which shall be appointed at the discretion of VHC.
20.2.2 Seat of arbitration
The seat of the arbitration shall be Athens Greece. The language of the arbitration shall be English.
20.3Award Final and Binding
20.3.1Award
Any award of the arbitral tribunal rendered in accordance with this Clause 20.2 (Settlement of Disputes) shall be final and binding on the Parties.
20.3.2 Judgment
Judgment upon any such award made may be entered in any jurisdiction, or application may be made to any court of competent jurisdiction for confirmation of such award, judicial acceptance of such award, or for any order of enforcement or other legal remedy, as the case may be.
20.3.3 Cost of Dispute
In the event of a Dispute, the Party prevailing in such dispute shall be entitled to recover all expenses, including without limitation arbitrators’ fees and expenses, reasonable attorneys’ fees and expenses and arbitral and court-related costs, incurred in ascertaining such Party’s rights and in preparing to enforce, and in enforcing, such Party’s rights under this Agreement, as determined by the arbitration tribunal, whether or not it was necessary for such Party to institute any enforcement proceedings.

EXECUTION COPY

20.3.4 Confidentiality of Proceedings.
The Parties undertake to procure that all arbitration proceedings conducted in accordance with this Agreement shall be kept confidential. This undertaking shall cover, inter alia, all information, data and documentation disclosed during the course of such proceedings, as well as any decision or award made or declared by the arbitral tribunal. Such information may not be disclosed to a third party without the prior written consent of the other Party. Regardless of the above, a Party shall not be prevented from disclosing information in order to safeguard its rights during the course of the proceedings, to enforce an award or to disclose such information as such Party is under an obligation to disclose pursuant to Applicable Law or decision by a court of law or government agency. All such information, data and documentation shall remain the property of the party who originally produced the same (the “Producing Party”). All originals and copies thereof shall be returned to the Producing Party within ninety (90) calendar days after publication of the final award in the arbitration; provided, however, that no Producing Party shall be entitled to the return of its information, data and documentation until it has fully satisfied any obligations imposed upon it by the award.
LIST OF SCHEDULES
The following Schedules are attached to this Agreement and are incorporated by reference herein:
The Transfer Agreements
“VCI SPA”                             Schedule (A)
“VELTI E.O.O.D SPA”                    Schedule (B)
“AR Transfer Agreement”                    Schedule (C)
“IP Transfer Agreement”                    Schedule (D)
“ADVENT SPA”                        Schedule (E)
“CY1 & CY 2 SPA”                        Schedule (F)
VELTI S.A. Pledge Agreements
“VELTI S.A. Pledge on STARCAPITAL Shares of K1”     Schedule (G)
“VELTI S.A. Pledge on STARCAPITAL Shares of K2”     Schedule (H)

EXECUTION COPY

“VELTI S.A. Pledge on VCI Shares”                Schedule (I)
“VELTI S.A. Pledge on VCI Business Receivables”     Schedule (J).
The VHC Pledge Agreements
“VHC Pledge on I-VCI Shares”                Schedule (K)
“VHC Pledge on ROSSVAYS Shares”            Schedule (L)
“VHC Fixed and Floating Charge on I-VCI Assets”        Schedule (M)
“VHC Fixed and Floating Charge on ROSSVAYS Assets”    Schedule (N)
“VHC Pledge on VELTI E.O.O.D Shares”            Schedule (O)
“VHC Floating Pledge on VELTI E.O.O.D Business Receivables”    Schedule (P)
Other Schedules
EBITDA                                Schedule (Q)
“DIGITAL RUM”                            Schedule (R)
“DIGITAL RUM Debt to VELTI S.A.”                 Schedule (S1)
“DIGITAL RUM Debt to VPS”                     Schedule (S2)
“Exercise Notice”                            Schedule (T)
“Debtors’ Bank Accounts”                        Schedule (U)
“Digital Rum Loan”                            Schedule (V)
“Agreed Upon Procedures”                        Schedule (W)
(SIGNATURE PAGE FOLLOWS)

EXECUTION COPY

IN WITNESS WHEREOF, this Agreement has been signed as follows.

VELTI HOLDINGS CYPRUS LTD

/s/ Emilios Kallenos
Name: Emilios Kallenos

VELTI S.A.

/s/ Menelaos Scouloudis
Name:    Menelaos Scouloudis

VELTI M-TELECOM LTD

/s/ Menelaos Scouloudis
Name: Menelaos Scouloudis

VELTI PLATFORMS & SERVICES LTD
/s/ Soterakis Koupepides
Name: Soterakis Koupepides

GEORGIOS KARANTONIS (K1)

/s/ Georgios Karantonis

EXECUTION COPY

Name: Georgios Karantonis

NIKOLAOS KARAPANAGOU (K2)

Nikolaos Karapanagou
Name:     Nikolaos Karapanagou

STARCAPITAL LIMITED

/s/ Georgios Karantonis

Name: Georgios Karantonis

I-VCI LIMITED

/s/ Theodoros Louka
Name: Theodoros Louka

ROSSVAYS INVESTMENTS LIMITED

/s/ Andreas Charalambous
Name: Andreas Charalambous

VCI S.A.

EXECUTION COPY

/s/ Georgios Karantonis
Name: Georgios Karantonis

VELTI E.O.O.D

/s/ Emmanouil Orfanoudakis
Name: Emmanouil Orfanoudakis